Filed Pursuant to Rule 424b(5) Registration No. 333-107400-01

PROSPECTUS SUPPLEMENT

(to prospectus dated August 21, 2003)

$250,000,000

Mellon Funding Corporation

(a wholly owned subsidiary of Mellon Financial Corporation)

5.50% Subordinated Notes due 2018

Guaranteed on a Subordinated Basis by

Mellon Financial Corporation

The notes will bear interest at the rate of 5.50% per year. Interest on the notes is payable on May 15 and November 15 of each year beginning on May 15, 2004. The notes will mature on November 15, 2018. We may redeem some or all of the notes at any time at the “make whole premium” price indicated under the heading “Description of Subordinated Notes and Guarantees — Optional Redemption” on page S-16 of this prospectus supplement. There is no sinking fund for the notes.

The notes will be issued by Mellon Funding Corporation and will be subordinated in right of payment to all senior debt securities of Mellon Funding Corporation. The notes will rank equally with all other unsecured subordinated indebtedness of Mellon Funding Corporation.

The notes will be guaranteed as to payment of principal and interest by Mellon Financial Corporation, the parent corporation of Mellon Funding Corporation. The guarantee of the notes will be subordinated in right of payment to the senior debt of Mellon Financial Corporation and will rank equally with all of Mellon Financial Corporation’s other unsecured subordinated indebtedness.

Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These notes are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Subordinated Note	Total
Public Offering Price	99.634%	$249,085,000
Underwriting Discount	0.725%	$1,812,500
Proceeds to Mellon (before expenses)	98.909%	$247,272,500

Interest on the notes will accrue from November 6, 2003.

The underwriters expect to deliver the notes to purchasers on or about November 6, 2003.

Citigroup

Bear, Stearns & Co. Inc.

                                      Credit Suisse First Boston

                                                                                   JPMorgan

                                                                                               Mellon Financial Markets, LLC

November 3, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Page

Prospectus Supplement

Forward-Looking Statements	S-3
Mellon Financial Corporation	S-5
Mellon Funding Corporation	S-6
Use of Proceeds	S-6
Regulatory Considerations	S-7
Mellon Financial Corporation Capitalization	S-8
Mellon Financial Corporation and Subsidiaries Consolidated Selected Historical Financial Data	S-9
Ratios of Earnings to Fixed Charges	S-12
Description of Subordinated Notes and Guarantees	S-13
Regarding the Trustee	S-17
Underwriting	S-18
Validity of the Notes And Guarantees	S-20
Experts	S-20
Where You Can Find More Information	S-21

Prospectus
About This Prospectus	1
Forward-Looking Statements	1
Where You Can Find More Information	2
Mellon Financial Corporation	2
Mellon Funding Corporation	3
The Trusts	3
Ratios of Earnings to Fixed Charges	5
Use of Proceeds	5
Regulatory Considerations	5
Description of Debt Securities of Mellon Funding Corporation and Related Guarantees of Mellon Financial Corporation	6
Description of Trust Preferred Securities	15
Description of the Junior Subordinated Debentures of Mellon Financial Corporation and of Mellon Funding Corporation (Guaranteed by Mellon Financial Corporation)	25
Description of the Trust Securities Guarantees of Mellon Financial Corporation	36
Relationship Among the Trust Preferred Securities, the Corresponding Junior Subordinated Debentures, the Expense Agreement and Trust Securities Guarantees	39
Description of Preferred Stock	40
Description of Depository Shares	44
Description of Common Stock	46
Description of Stock Purchase Contracts and Stock Purchase Units	47
Description of Warrants	48
Global Securities	49
Plan of Distribution	52
Validity of Securities	54
Experts	54

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in them contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including among other things:

•	Changes in political and economic conditions. Changes in political and economic conditions can affect our opportunities to sell our products and services. If conditions cause customers to become more cautious, our revenues could be adversely affected. Conversely, we will likely have greater opportunities during periods of economic growth and political optimism. These same factors can similarly affect companies in our venture capital investment portfolio.

•	Relevant benchmark to estimate future changes in investment management fees. The reports incorporated by reference in this prospectus supplement and the accompanying prospectus present estimates as to the effect sustained changes in the Standard & Poor’s 500 Index would have on our investment management fees. We have chosen the S&P 500 Index for purposes of such estimates because it is a widely recognized measure and we have been able to establish a degree of correlation between the index and our investment management fees over prior periods. While we believe this index is the best industry benchmark for purposes of these estimates, the diversity of our equity assets under management is such that our current and future equity asset mix will not be fully reflected in this or any other similar industry measure. Accordingly, the actual impact on investment management fees from a change in the S&P 500 Index may vary from our estimates.

•	Equity and fixed-income market fluctuations. As price levels in the equity and fixed-income markets increase or decrease, our opportunities to sell our products and services, to invest and to manage financial assets may change. Because certain of our fee revenue is based on the value of assets under management or custody, fluctuations in market valuations will affect revenue.

•	Changes in the mix of assets under management. Because management fees can vary by asset class, revenues can be affected by the types of assets that at a given time are most attractive to customers.

•	The effects of the adoption of new accounting standards. The adoption of new accounting standards could affect our income statement, balance sheet, statement of cash flows or statement of changes in shareholders’ equity. New standards could cause reported amounts to increase or decrease or impact the comparability of current and prior period results.

•	Corporate and personal customers’ bankruptcies. An increase in corporate and personal customers’ bankruptcies can require higher credit loss provisions and higher charges against the reserve for credit exposure negatively impacting net income and various capital ratios.

•	Operational risk. Operational risk is the risk of (direct or indirect) loss resulting from inadequate or failed internal processes, people and systems, or from external events. It is the potential for loss that arises from problems with operating processes, human error or omission, breaches in internal controls, fraud or unforeseen catastrophes.

•	Inflation. Inflation, disinflation or deflation can impact a variety of economic measures and market values that are important to our financial performance including interest rates, equity and fixed-income market values, our expense levels and prices for our products and services.

•	Levels of tax-free income. The level of our tax-exempt income can affect our effective tax rate.

•

Technological change.    Technology is a very important component of many of our products and services as well as being critically important to our internal operating processes. A faster rate of technological change can require us to invest more in technology to remain competitive and thus lead to higher expenses. On the other hand, technological change creates the opportunity for product differentiation and higher revenues as well as reduced costs. There is a risk to us if our competitors are able to use technology to develop more marketable products and/or services at lower prices than we can offer.

•	Success in the timely development of new products and services. We operate in a highly competitive environment in all of the markets we serve. The timely development of new products and services can represent a competitive advantage leading to increased revenues while the inability to do so can have the opposite effect.

•	Competitive product and pricing pressures within our markets. Competitive product and pricing pressures can affect our ability to sell our products and services and can impact the prices we are able to charge. Demand for our products and services, price levels and activities of competitors will affect our revenues.

•	Consumer spending and saving habits. We benefit from the savings of consumers that are invested in mutual funds, defined contribution plans and other products offered or serviced by us. Changes in the rate of savings or preferred investment styles may affect our revenues.

•	Interest rate fluctuations. Interest rate fluctuations, the levels of market interest rates, the shape of the yield curve, the direction of interest rate changes and fluctuations in the interest rate spreads between different fixed-income investments can affect our cost of funds, our net interest revenue and any other revenue that has a sensitivity to interest rates. Interest rate fluctuations can also impact the demand for different investment products offered by us. In general, we attempt to mitigate the effects of either significant increases or decreases in interest rates on our income statement.

•	Monetary fluctuations. Changes in monetary and credit conditions and their effect on the economy and the financial markets may impact us in a variety of ways.

•	Acquisitions and integrations of acquired businesses. Acquisitions of businesses or lines of business are an active part of our business strategy and use of excess capital. Any acquisition presents execution risk. There can be no assurance that the operational or financial performance of an acquired business will be as expected, that any desired synergies will occur or that an acquired business will be successfully assimilated.

•	Changes in law. We operate in a highly regulated environment, both within and outside the United States. Many laws and many regulatory agencies, both domestic and foreign, impact our operations. Changes in law could affect the competitive environment in which we operate, broaden or narrow the scope of our permitted activities and those of our competitors, facilitate or retard consolidation, impose higher costs or operating burdens and challenge us to adapt quickly and effectively to such changes.

•	Changes in fiscal, monetary, regulatory, trade and tax policies and laws. Changes in these policies and laws could affect the products and services we offer and therefore our revenues, as well as impose additional costs and expenses, such as higher taxes. Also, any significant changes will challenge us to adapt quickly and effectively.

•	Success in gaining regulatory approvals when required. We operate in a highly regulated environment, both within and outside the United States. If regulatory approval is required for an activity, product, service, acquisition or disposition and approval cannot be obtained on a timely basis, we could miss the opportunity and the particular benefits it presented.

•	The uncertainties inherent in the litigation process. At any given time, we are subject to various pending and threatened legal actions and proceedings. We evaluate the risks of these actions and proceedings within the context of current judicial decisions and legislative and regulatory interpretations. A trier of fact, either a judge or jury, could decide a case contrary to our evaluation of the relevant facts or law, and a court or regulatory agency could act to change existing law on a particular issue.

•	The effects of recent and any further terrorist acts and the results of the war on terrorism. Terrorist acts could have a significant impact on economic activity and could cause our customers not to purchase, or delay purchasing, our products and services. In addition, we have in place business continuity and disaster recovery plans. Terrorist acts could, however, cause damage to our facilities or could cause delays or disruptions to our operations. Our vendors and counterparties could be similarly affected.

These forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur.

MELLON FINANCIAL CORPORATION

Mellon Financial Corporation is a global financial services company headquartered in Pittsburgh, Pennsylvania. With approximately $3.2 trillion in assets under management, administration or custody, including $625 billion under management, we provide a broad range of financial products and services in domestic and selected international markets. Through our six core business sectors (Institutional Asset Management, Mutual Funds, Private Wealth Management, Asset Servicing, Human Resources & Investor Solutions and Treasury Services), we provide services for corporations, institutions and individuals. For corporations and institutions, we provide investment management, trust and custody, foreign exchange, securities lending, performance analytics, fund administration, outsourcing solutions for investment managers, retirement and employee benefits consulting, outsourcing services for benefit plans, comprehensive end-to-end human resources outsourcing solutions, shareholder services, treasury management and banking services. For individuals, we provide mutual funds and wealth management. Our mutual fund businesses include The Dreyfus Corporation and, in the European market, Newton Management Limited. At September 30, 2003, we had total assets of $33.0 billion, loans net of reserve for loan losses of $7.1 billion and total shareholders’ equity of $3.7 billion. Our net income for the nine months ended September 30, 2003 was $517 million and included a charge for the cumulative effect of a change in accounting principle of $7 million after-tax. Net income for the year ended December 31, 2002 was $682 million. We were incorporated under the laws of the Commonwealth of Pennsylvania in 1971 and are registered under the Federal Bank Holding Company Act of 1956, as amended.

Our asset management subsidiaries, which include The Dreyfus Corporation, Newton Investment Management, Founders Asset Management LLC and Standish Mellon Asset Management Company LLC, as well as a number of additional investment management boutiques, provide investment products in many asset classes and investment styles. Dreyfus, headquartered in New York, New York, serves primarily as an investment adviser and manager of mutual funds. Newton is a leading U.K.-based investment manager that provides investment management services to institutional, private and retail clients. Founders, headquartered in Denver, Colorado, is a manager of growth-oriented equity mutual funds and other investment portfolios. Standish Mellon is a Boston-based provider of investment management services to institutional clients. We provide retirement and employee benefits consulting, outsourcing services for benefit plans, comprehensive end-to-end human resources outsourcing solutions and shareholder services through Mellon Human Resources & Investor Solutions, whose major operations are in New York and New Jersey.

We were originally formed as a holding company for Mellon Bank, N.A., which has its executive offices in Pittsburgh, Pennsylvania. With its predecessors, Mellon Bank, N.A. has been in business since 1869. Our banking subsidiaries include Mellon Trust of New England, National Association, headquartered in Boston, Massachusetts, Mellon United National Bank, headquartered in Miami, Florida, and Mellon lst Business Bank, National Association, headquartered in Los Angeles, California, in addition to Mellon Bank. They engage in trust and custody activities, investment management services, banking services and various securities-related activities. The deposits of the banking subsidiaries are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

Because we are a holding company, our rights and the rights of our creditors to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Our principal executive office is located at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (telephone 412-234-5000).

MELLON FUNDING CORPORATION

Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial Corporation, is incorporated in Pennsylvania. It functions as a financing entity for the parent corporation and our subsidiaries by issuing commercial paper and other debt guaranteed by Mellon Financial Corporation. Financial data for Mellon Funding Corporation is combined with Mellon Financial Corporation and with Mellon Capital I and Mellon Capital II, special purpose business trusts formed by Mellon Financial Corporation for the sole purpose of issuing capital securities, and MIPA, LLC, a single member limited liability company wholly owned by Mellon Financial Corporation, created to hold and administer corporate owned life insurance, for financial reporting purposes due to the limited function of Mellon Funding Corporation and the unconditional guarantees by Mellon Financial Corporation of all of the obligations of Mellon Funding Corporation, Mellon Capital I, Mellon Capital II and MIPA, LLC.

USE OF PROCEEDS

We will use the net proceeds from the sale of the notes for general corporate purposes, which include working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of debt, including outstanding commercial paper and other short term indebtedness, if any, redemption or repurchase of shares of our outstanding common stock, funding of possible acquisitions and satisfaction of other obligations. The precise amounts and time of the application of proceeds will depend upon the funding requirements of Mellon Financial Corporation and its subsidiaries and affiliates.

REGULATORY CONSIDERATIONS

Mellon Funding Corporation’s source of funds to pay service on its debt is Mellon Financial Corporation and its subsidiaries. Mellon Financial Corporation is a legal entity separate and distinct from its bank and other subsidiaries. Its principal source of funds to make capital contributions or loans to Mellon Funding Corporation, to pay service on its own debt, to honor its guarantee of debt issued by Mellon Funding Corporation or of trust preferred securities issued by a trust or to pay dividends on its own equity securities, is dividends and interest from its subsidiaries.

Various federal and state statutes and regulations limit the amount of dividends that may be paid to Mellon Financial Corporation by its bank subsidiaries without regulatory approval. Mellon Financial Corporation’s principal bank subsidiary, Mellon Bank, N.A., is a national bank. A national bank must obtain the prior approval of the Comptroller of the Currency to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank’s net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or to fund the retirement of any preferred stock. In addition, a national bank may pay dividends only to the extent of its undivided profits.

Under the foregoing dividend restrictions, Mellon Financial Corporation’s bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to September 30, 2003 and through December 31, 2003 of up to approximately $691 million of their retained earnings of approximately $1.688 billion at September 30, 2003, less any dividends declared and plus or minus net profits or losses, as defined, earned between October 1, 2003 and the date of any such dividend declaration. Beginning January 1, 2004, the subsidiary banks will no longer be permitted to consider retained earnings from 2001, the year in which the sale of various businesses to Citizens Financial Group occurred, when determining dividend capacity because such earnings will have occurred more than two calendar years prior thereto. Excluding net retained earnings available from 2001, the dividend limit at September 30, 2003 would have been approximately $165 million. The payment of dividends is also limited by minimum capital requirements imposed on banks. Mellon Financial Corporation’s bank subsidiaries exceed these minimum requirements. Mellon Financial Corporation’s bank subsidiaries declared dividends of $484 million in the first nine months of 2003, $908 million in 2002 and $770 million in 2001 (of which $461 million, $876 million and $739 million, respectively, were paid to Mellon Financial Corporation). Dividends paid to Mellon Financial Corporation by non-bank subsidiaries totaled $25 million in the first nine months of 2003, $49 million in 2002 and $55 million in 2001. In addition, Mellon Financial Corporation’s non-bank subsidiaries returned $24 million of capital in the first nine months of 2003. Mellon Financial Corporation’s bank subsidiaries returned $76 million of capital in 2002. Mellon Financial Corporation’s bank and non-bank subsidiaries returned $2.256 billion of capital in 2001.

MELLON FINANCIAL CORPORATION CAPITALIZATION

The following table sets forth the consolidated capitalization of Mellon Financial Corporation and its subsidiaries at September 30, 2003 and as adjusted to give effect to the issuance of the notes offered by this prospectus supplement. You should read this table in conjunction with the consolidated financial statements and the related notes thereto incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002 and contained in our press release announcing earnings for the three-month and nine-month periods ended September 30, 2003 filed as Exhibit 99.1 to our Current Report on Form 8-K dated October 21, 2003, each of which is incorporated into this prospectus supplement and the accompanying prospectus by reference.

	September 30, 2003
(dollar amounts in millions)	Actual	Pro Forma
Commercial paper	$12	$12
Notes and debentures:
Parent Corporation:
5¾% Senior Notes due 2003	301	301
6% Senior Notes due 2004	203	203
7½% Senior Notes due 2005	328	328
4 7/8% Senior Notes due 2007	428	428
6.70% Subordinated Debentures due 2008	247	247
6 3/8% Subordinated Debentures due 2010	343	343
6 3/8% Senior Notes due 2011(A)	372	372
6.40% Subordinated Notes due 2011	338	338
5% Subordinated Notes due 2014	405	405
5.50% Subordinated Notes due 2018	—	250
Mellon Bank, N.A.:
Medium Term Bank Notes due 2004-2007 (1.40% to 8.55% at September 30, 2003)	108	108
6 1/2% Subordinated Notes due 2005	270	270
7% Subordinated Notes due 2006	330	330
7 3/8% Subordinated Notes due 2007	345	345
7 5/8% Subordinated Notes due 2007	251	251

Total unsecured notes and debentures	4,269	4,519

Total commercial paper, unsecured notes and debentures	4,281	4,531

Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, Series A	546	546
Guaranteed Preferred Beneficial Interests in Corporation’s Junior Subordinated Deferrable Interest Debentures, Series B	497	497
Shareholders’ equity:
Common stock—$.50 par value Authorized—800,000,000 shares Issued—588,661,920 shares	294	294
Additional paid-in capital	1,895	1,895
Retained earnings	5,822	5,822
Accumulated unrealized gain, net of tax	10	10
Treasury stock of 158,429,780 shares at cost	(4,361)	(4,361)

Total shareholders’ equity	3,660	3,660

Total capitalization	$8,984	$9,234

(A)	Amount was translated into U.S. dollars on a basis of U.S.$1.66295 to £1, the rate of exchange on September 30, 2003.

MELLON FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED SELECTED HISTORICAL FINANCIAL DATA

In the second quarter of 2001, we adopted the discontinued operations method of accounting in conjunction with reaching a definitive agreement to sell our mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc. (“Citizens”), which were sold in December 2001, and the June 2001 sales of the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit. Reflected as discontinued operations are the results of those businesses, as well as Dreyfus Brokerage Services which served retail consumers nationally, which was sold in January 2002; our jumbo mortgage business which served consumers nationally, which was sold in part to Citizens and the balance disposed of through portfolio sales and securitizations; and the disposition in December 2001 of loans and loan commitments to middle market companies not sold to Citizens. In accordance with generally accepted accounting principles, earnings, assets and liabilities of these businesses are shown separately in our income statement and balance sheet. Accordingly, all information in this prospectus supplement reflects continuing operations, before the cumulative effect of a change in accounting principle, unless otherwise noted. During the third quarter of 2002, we completed the conversion of customer deposit accounts and loans to Citizens. We had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to its systems. This was the final step of a transition process that began following the December 2001 sale. As of September 30, 2003, there were no remaining assets or liabilities in discontinued operations.

This summary has been derived from our unaudited financial statements. You should read the following financial data in conjunction with the financial statements including the related notes, which are incorporated by reference below under “Where You Can Find More Information” and in the accompanying prospectus.

At or For the Nine Months Ended September 30,
2003	2002
(dollar amounts in millions, except per share amounts)
Income Statement Data :
Fee and other revenue	$2,600	$2,722
Gains on sales of securities	50	28
Net interest revenue	454	464
Provision for credit losses	7	166

Net interest revenue after provision for credit losses	447	298
Operating expense	2,378	2,288
Provision for income taxes	226	257

Income from continuing operations before cumulative effect of accounting change	493	503
Cumulative effect of accounting change, net of tax (A)	(7)	—

Income from continuing operations	486	503
Discontinued operations:
Income from operations after-tax	—	3
Net gain on disposals after-tax	31	10

Income from discontinued operations (net of applicable tax (credit)/expense of $(14) and $7)	31	13

Net income	$517	$516

Earnings Per Share:
Continuing operations:
Basic:
Income from continuing operations before cumulative effect of accounting change	$1.15	$1.15
Cumulative effect of accounting change	(.02)	—

Continuing operations	$1.14	(B)	$1.15
Diluted:
Income from continuing operations before cumulative effect of accounting change	$1.14	$1.14
Cumulative effect of accounting change	(.01)	—

Continuing operations	$1.13	$1.14
Discontinued operations:
Basic	$.07	$.03
Diluted	$.07	$.03
Net Income:
Basic	$1.21	$1.18
Diluted	$1.20	$1.17
Per Share Data:
Dividends	$.41	$.36
Book value at period end	$8.51	$7.72
Average common shares and equivalents outstanding:
Basic (in thousands)	426,856	438,051
Diluted (in thousands)	431,316	441,104
Key Ratios:
Return on assets (C) (D) (E)	1.92%	2.03%
Return on equity (C) (D) (E)	18.84%	20.01%
Net interest margin (C) (D) (F)	2.72%	2.79%
Dividends per common share as a percentage of:
Basic net income per share (G)	34%	31%
Diluted net income per share (G)	34%	31%

	At or For the Nine Months Ended September 30,
	2003		2002
	(dollar amounts in millions, except per share amounts)
Continuing Operations Balance Sheet Data — Average Balances (C):
Money market investments	$2,984		$2,335
Trading account securities	$755		$725
Securities	$11,423		$9,975
Loans	$7,848		$9,522
Funds allocated to discontinued operations	$—		$245

Total interest-earning assets	$23,010		$22,802
Total assets	$34,340		$33,540
Deposits	$19,868		$18,443
Notes and debentures (with original maturities over one year)	$4,324		$4,223
Trust-preferred securities	$1,016		$980
Total shareholders’ equity	$3,495		$3,358
Capital Ratios:
Shareholders’ equity to assets (H)	11.11%		9.50%
Average shareholders’ equity to average assets (C)	10.18%		10.01%
Tier I capital ratio (H)	8.8	% (I)	7.75%
Total (Tier I plus Tier II) capital ratio (H)	13.9	% (I)	12.29%
Leverage capital ratio	7.7	% (I)	6.48%
Asset Quality Ratios:
Reserve for loan losses as a percentage of:
Total loans (H)	1.52%		1.36%
Nonperforming loans (H)	178%		188%
Net credit losses as a percentage of average loans (C) (D)	.03%		1.75%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses (H)	2.48	% (I)	3.14%

(A)	On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset and for certain lease transaction obligations at the time the liability is incurred by capitalizing the cost and depreciating it over the remaining useful life of that asset. The initial application of SFAS No. 143 is reported as a cumulative effect of a change in accounting principle in the income statement. We recognized a one-time after-tax charge of $7 million, or $.01 per share, (pre-tax cost of $11 million) in the first quarter of 2003, for the establishment of a liability for obligations to restore leased facilities, principally outside the U.S., to their original condition at the end of the leases.
(B)	Amounts do not foot due to rounding.
(C)	Calculated on a daily average basis.
(D)	Calculated on an annualized basis.
(E)	Calculated excluding the cumulative effect of a change in accounting principle.
(F)	Calculated on a taxable equivalent basis, at a tax rate approximating 35%. Loan fees, nonaccrual loans and the related effect on income have been included in the calculation of the net interest margin.
(G)	Includes discontinued operations.
(H)	Period-end ratio.
(I)	Preliminary.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth certain information regarding our ratios of earnings to fixed charges. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of net rental expense, and amortization of debt issuance costs.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Mellon Financial Corporation (parent corporation)	4.84	5.59	5.28	3.73	4.56	4.15	2.24
Mellon Financial Corporation and its subsidiaries
Excluding interest on deposits	4.09	3.97	3.99	2.54	3.14	3.04	2.95
Including interest on deposits	3.23	2.95	2.97	1.78	2.33	2.26	1.97

Parent corporation ratios include the accounts of Mellon Financial Corporation, Mellon Funding Corporation, Mellon Capital I and Mellon Capital II and MIPA, LLC. Here, earnings represent income before taxes from continuing operations, plus the fixed charges from operations of Mellon Financial Corporation, but exclude equity in undistributed net income (loss) of subsidiaries. Consequently, these ratios vary with the payment of dividends by such subsidiaries.

In the ratios for Mellon Financial Corporation and its subsidiaries, earnings represent continuing operations income before taxes and the cumulative effect of a change in accounting principle, plus fixed charges from continuing operations. We have presented these ratios both including and excluding interest on deposits in fixed charges from continuing operations.

DESCRIPTION OF SUBORDINATED NOTES AND GUARANTEES

The following description of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements the more general description of the debt securities that appears in the accompanying prospectus. You should read this section together with the section entitled “Description of Debt Securities of Mellon Funding Corporation and Related Guarantees of Mellon Financial Corporation” in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls. The following summary of certain terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA as in effect on the date of the closing of the offering of the notes. Any capitalized terms that are defined in the prospectus have the same meanings in this section unless a different definition appears in this section.

General

The 5.50% notes due 2018 offered hereby are a series of debt securities described in the accompanying prospectus.

The notes will be subordinated unsecured obligations of Mellon Funding Corporation. The notes will mature at 100% of their principal amount on November 15, 2018 and will be initially limited to an aggregate principal amount of $250 million. The indenture does not limit the aggregate principal amount of debt securities and related guarantees that may be issued thereunder, and Mellon Funding Corporation may, without the consent of holders of the notes, create and issue additional notes with related guarantees ranking equally with this series of notes and otherwise similar in all respects, except the issue date and issue price.

We may, without the consent of the holders, increase such principal amount in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby.

The notes will bear interest at the rate per annum of 5.50% from November 6, 2003 or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually on May 15 and November 15 of each year, commencing on May 15, 2004, to the person in whose name the note is registered at the close of business on May 1 and November 1, as the case may be, next preceding such interest payment date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes and related guarantees will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

We will issue the notes under a subordinated indenture, dated as of June 12, 2000, as supplemented by a first supplemental indenture, dated as of April 30, 2001, among Mellon Funding Corporation, as issuer, Mellon Financial Corporation, as guarantor, and Bank One Trust Company, N.A., as trustee. The trustee will serve as security registrar and paying agent for the notes.

The notes will be guaranteed as to payment of principal and interest on a subordinated unsecured basis to all outstanding senior indebtedness of Mellon Financial Corporation.

Subordination of the Notes

The notes are subordinated securities and, as a result, the payment of principal of, and interest and any premium on, the notes will be subordinated in right of payment to the extent set forth in the indenture to the prior payment in full of all senior indebtedness of Mellon Funding Corporation. As of September 30, 2003, the outstanding senior indebtedness of Mellon Funding Corporation was approximately $1.6 billion.

The term “senior indebtedness” of Mellon Funding Corporation is defined in the subordinated indenture to mean any present or future obligation of Mellon Funding Corporation to its creditors, except the following indebtedness of Mellon Funding Corporation enumerated in the subordinated indenture:

•	6.70% Subordinated Debentures due March 1, 2008,

•	6 3/8% Subordinated Debentures due February 15, 2010,

and, in addition:

•	any other indebtedness or obligation issued under the subordinated indenture (which would include the 6.40% Subordinated Notes due May 14, 2011 and the 5% Subordinated Notes due 2014), and

•	any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provides that it is not senior indebtedness.

We may not make any payment on account of principal, premium, if any, or interest on the notes, or redemption or repurchase of the notes, if:

•	we default in our obligations to pay principal, premium, if any, or interest with respect to our senior indebtedness and the default has not been cured and is continuing; and

•	the trustee has received a notice of the default from the holders of senior indebtedness permitted to give such notice under the indenture pursuant to which such senior indebtedness was issued.

Mellon Financial Corporation has outstanding $1 billion of junior subordinated indebtedness and related guarantees issued in connection with trust preferred securities of Mellon Capital I and Mellon Capital II, both Delaware statutory trusts. Mellon Financial Corporation’s obligations under such indebtedness and related guarantees are unsecured and subordinated in right of payment to the prior payment in full of Mellon Financial Corporation’s senior indebtedness and senior subordinated indebtedness, including the notes.

In addition, in the event of our dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior indebtedness must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of our senior indebtedness are likely to recover more, ratably, than you are, and you will be likely to experience a reduction or elimination of payments on the notes.

The notes will rank equally with the other subordinated debentures of Mellon Funding Corporation. There is no limitation on the issuance of additional senior indebtedness of Mellon Funding Corporation.

Subordination of the Guarantees

The notes will be unconditionally guaranteed on a subordinated basis, as to payment of principal of, interest and any premium on, the notes when it becomes due and payable by Mellon Financial Corporation. The guarantees of the subordinated notes will be unsecured and will be subordinated in right of payment to the prior payment in full of all senior indebtedness of Mellon Financial Corporation. As of September 30, 2003, the outstanding senior indebtedness of Mellon Financial Corporation was approximately $1.6 billion.

The term “senior indebtedness” of Mellon Financial Corporation is defined in the subordinated indenture to mean any present or future obligation of Mellon Financial Corporation to its creditors, except the following guarantees of Mellon Financial Corporation enumerated in the subordinated indenture:

•	the guarantee of the 6.70% Subordinated Debentures due March 1, 2008,

•	the guarantee of the 6 3/8% Subordinated Debentures due February 15, 2010,

and, in addition:

•	guarantees of any other indebtedness or obligation issued under the subordinated indenture (which would include the 6.40% Subordinated Notes due May 14, 2011 and the 5% Subordinated Notes due 2014), and

•	any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provides that it is not senior indebtedness.

Mellon Financial Corporation may not make any payment under the guarantees on account of principal, interest and premium, if any, on the notes, or redemption or repurchase of the notes, if:

•	Mellon Financial Corporation defaults in its obligations to pay principal, premium, if any, or interest with respect to its senior indebtedness and the default has not been cured and is continuing, and

•	the trustee has received a notice of the default from the holders of senior indebtedness of Mellon Financial Corporation permitted to give such notice under the indenture pursuant to which such senior indebtedness was issued.

Mellon Financial Corporation has outstanding $1 billion of junior subordinated indebtedness and related guarantees issued in connection with trust preferred securities of Mellon Capital I and Mellon Capital II, both Delaware statutory trusts. Mellon Financial Corporation’s obligations under such indebtedness and related guarantees are unsecured and subordinated in right of payment to the prior payment in full of Mellon Financial Corporation’s senior indebtedness and senior subordinated indebtedness, including the notes.

In addition, in the event of Mellon Financial Corporation’s dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior indebtedness of Mellon Financial Corporation must be paid in full before you are entitled to receive any payment under the guarantees. By reason of such subordination, in the event of insolvency of Mellon Financial Corporation, its creditors who are holders of its senior indebtedness are likely to recover more, ratably, than you are, and you will be likely to experience a reduction or elimination of payments on the guarantees.

The guarantees will be “structurally subordinated” to all senior indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Mellon Financial Corporation to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that Mellon Financial Corporation itself is recognized as a creditor of such subsidiary, in which case the claims of Mellon Financial Corporation would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Mellon Financial Corporation.

The guarantees will rank equally with the other guarantees of subordinated indebtedness of Mellon Funding Corporation. There is no limitation on the issuance of additional senior indebtedness of Mellon Financial Corporation.

Global Notes

The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee. The notes will trade in DTC’s same-day funds settlement system until maturity. Purchases of notes in secondary market trading must therefore be in immediately available funds. Payment of principal of, and interest on, notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee, as the case may be, will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such permanent global note or notes. Except under the circumstances described in the accompanying prospectus under “Global Securities,” we will not issue the notes in definitive form.

Optional Redemption

We may choose to redeem some or all of the notes at any time. If we choose to do so, we will mail a notice of redemption to you not less than 30 days and not more than 60 days before the redemption occurs.

The redemption price will be equal to the greater of:

•	100 percent of the principal amount of the notes to be redeemed plus accrued interest to the date of redemption, and

•	the sum of the present values of the remaining scheduled payments on the notes being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points.

If we are redeeming less than all the notes, the trustee will select the particular notes to be redeemed by lot or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity.

For purposes of calculating the redemption price, the following terms have the meanings set forth below:

“Treasury rate” means the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the redemption date) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date.

“Comparable treasury issue” means the U.S. treasury security selected by an independent investment banker that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of notes. “Independent investment banker” means one of the reference treasury dealers that we appoint.

“Comparable treasury price” means:

•	the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) as of the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or

•	if that release (or any successor release) is not published or does not contain such prices on that business day, (1) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest of such reference treasury dealer quotations, or (2) if the trustee obtains fewer than four such reference treasury dealer quotations, the average of all quotations obtained.

“Reference treasury dealer” means each of Citigroup Global Markets Inc. (and its successors) and three other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us. If, however, any of them ceases to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is such a dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount and in each case for settlement on the next business day) quoted in writing to the trustee by such reference treasury dealer as of 3:30 p.m., New York time, on the third business day preceding the redemption date.

“Remaining scheduled payments” means the remaining scheduled payments of the principal of and interest on each note to be redeemed that would be due after the related redemption date but for such redemption.

Defeasance

The defeasance provisions described under “Description of Debt Securities of Mellon Financial Corporation and Related Guarantees of Mellon Funding Corporation — Defeasance” in the accompanying prospectus will apply to the notes.

REGARDING THE TRUSTEE

The trustee will be Bank One Trust Company, N.A. Our bank subsidiaries maintain deposit accounts and conduct other banking transactions with Bank One, N.A., an affiliate of the trustee, in the ordinary course of their banking business.

Bank One, N.A. is a participant in the $300 million revolving credit facility created to provide back-up support for Mellon Funding Corporation’s commercial paper borrowings.

On July 24, 2003, the parent of Bank One Trust Company, N.A. announced that it had agreed to sell Bank One’s corporate trust services business to JPMorgan Institutional Trust Services. The announcement stated that the transaction was subject to regulatory approval and was expected to close later this year. JPMorgan Chase Bank is the trustee under an indenture under which our senior debt securities are outstanding. At such time as JPMorgan’s acquisition of Bank One’s corporate trust services business has been consummated, we will consider requesting that Bank One resign as trustee under the indenture for the subordinated notes upon our appointment of a successor trustee meeting the requirements of the subordinated indenture and the Trust Indenture Act.

UNDERWRITING

Citigroup Global Markets Inc. is acting as representative of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes

Citigroup Global Markets Inc.	$150,000,000
Bear, Stearns & Co. Inc.	25,000,000
Credit Suisse First Boston LLC	25,000,000
J.P. Morgan Securities Inc.	25,000,000
Mellon Financial Markets, LLC	25,000,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.425% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representative may change the public offering price and concessions.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

Mellon Financial Markets, LLC, a wholly owned subsidiary of Mellon Financial Corporation and an affiliate of Mellon Funding Corporation, will participate as an underwriter in the offering. Mellon Financial Markets, LLC is a member of the National Association of Securities Dealers, Inc. The offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be $175,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE NOTES AND GUARANTEES

The validity of the notes and related guarantees will be passed upon for us by Carl Krasik, Associate General Counsel and Secretary of Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Mr. Krasik is a shareholder of Mellon Financial Corporation and holds options to purchase additional shares of Mellon Financial Corporation’s common stock. Sullivan & Cromwell LLP will rely on the opinion of Mr. Krasik as to all matters of Pennsylvania law. Sullivan & Cromwell LLP from time to time performs legal services for us.

EXPERTS

The audited consolidated financial statements of Mellon Financial Corporation and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect thereto, and are incorporated herein and in the accompanying prospectus in reliance upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142. Subsequent audited consolidated financial statements of Mellon Financial Corporation and subsidiaries and the reports thereon of Mellon Financial Corporation’s independent public accountants also will be incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the authority of the firm providing such reports as experts in doing so to the extent said firm has audited those consolidated financial statements and consented to the use of their reports thereon.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.mellon.com. Our website is not part of this prospectus supplement. You may also read and copy any document we file at the SEC’s public reference room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Because our common stock is listed on the NYSE, you may inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included or incorporated by reference in this prospectus supplement or the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2003; and June 30, 2003.

•	Current reports on Form 8-K dated January 21, 2003; January 23, 2003; February 28, 2003; April 7, 2003; April 15, 2003; May 5, 2003; May 22, 2003; June 12, 2003; July 15, 2003; July 31, 2003; August 7, 2003; October 1, 2003; and October 21, 2003.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

Mellon Financial Corporation

One Mellon Center, Room 4826

Pittsburgh, Pennsylvania 15258

Attention: Corporate Secretary

Telephone: (412) 234-5000

E-mail: mellon_10-K/8-K@mellon.com

$2,000,000,000

Mellon Funding Corporation

Debt Securities

Junior Subordinated Debentures

Unconditionally Guaranteed by Mellon Financial Corporation

Mellon Financial Corporation

Junior Subordinated Debentures

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Stock Purchase Units

Mellon Capital III	Mellon Capital IV	Mellon Capital V

Trust Preferred Securities

Fully and Unconditionally Guaranteed by Mellon Financial Corporation

By this prospectus Mellon Funding Corporation may offer and sell debt securities and junior subordinated debentures, and Mellon Financial Corporation may offer and sell junior subordinated debentures, preferred stock, depositary shares, common stock, warrants, stock purchase contracts and stock purchase units. The debt securities and junior subordinated debentures of Mellon Funding Corporation and the junior subordinated debentures and shares of preferred stock of Mellon Financial Corporation may be convertible into or exchangeable for shares of common stock of Mellon Financial Corporation or other securities.

The trusts are Delaware statutory trusts. Each trust may from time to time:

•	sell trust preferred securities representing undivided beneficial interests in the trust to the public;

•	sell trust common securities representing undivided beneficial interests in the trust to Mellon Financial Corporation;

•	use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of Mellon Financial Corporation or Mellon Funding Corporation; and

•	distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the trust preferred and trust common securities.

Mellon Financial Corporation will fully and unconditionally guarantee the payment by the trusts of the trust preferred securities based on obligations discussed in this prospectus. This is called the trust preferred securities guarantee.

The common stock of Mellon Financial Corporation is traded on the New York Stock Exchange under the symbol “MEL.”

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

A security is not a deposit or other obligation of any bank or savings association and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2003

Voting Rights; Amendment of Each Trust Agreement	22
Payment and Paying Agency	24
Registrar and Transfer Agent	24
Information Concerning the Property Trustee	24
Miscellaneous	24
Governing Law	25

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES OF MELLON FINANCIAL CORPORATION AND OF MELLON FUNDING CORPORATION (GUARANTEED BY MELLON FINANCIAL CORPORATION)	25

General	25
Denominations, Registration and Transfer	27
Payment and Paying Agents	27
Option to Defer Interest Payments	28
Restrictions on Certain Payments	28
Redemption	29
Limitation on Mergers and Sales of Assets	30
Events of Default, Waiver and Notice	30
Modification of Junior Subordinated Indenture	31
Enforcement of Certain Rights by Holders of Trust Preferred Securities	32
Satisfaction and Discharge	32
Conversion or Exchange	32
Subordination	32
Guaranty by Mellon Financial Corporation of Junior Subordinated Debentures Issued by Mellon Funding Corporation	34
The Debenture Trustee	34
Trust Expenses	34
Corresponding Junior Subordinated Debentures	35
Governing Law	36

DESCRIPTION OF THE TRUST SECURITIES GUARANTEES OF MELLON FINANCIAL CORPORATION	36

General	36
Status of the Guarantees	37
Amendments and Assignment	37
Termination of the Guarantee Agreements	38
Events of Default	38
Information Concerning the Guarantee Trustee	38
Governing Law	38
The Expense Agreement	38

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT AND THE TRUST SECURITIES GUARANTEES	39

Full and Unconditional Guarantee	39
Sufficiency of Payment	39
Enforcement Rights of Holders of Trust Preferred Securities	40
Limited Purpose of Trusts	40
Rights Upon Termination	40

ii

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. We may offer debt securities of Mellon Funding Corporation and related guarantees of Mellon Financial Corporation; trust preferred securities of the trusts and related junior subordinated debentures and junior subordinated guarantees of Mellon Financial Corporation and Mellon Funding Corporation; preferred stock, depositary shares and common stock of Mellon Financial Corporation; and stock purchase contracts and stock purchase units. We may also offer warrants to purchase debt securities and related guarantees, preferred stock, depositary shares or common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

References in this prospectus to “we” mean Mellon Financial Corporation and, in connection with the debt securities, include Mellon Funding Corporation. Mellon Funding Corporation is a financing entity for Mellon Financial Corporation and its subsidiaries, as described under the heading “Mellon Funding Corporation”. References herein to “debt securities” and the “related guarantees” mean debt securities issued by Mellon Funding Corporation and related guarantees of Mellon Financial Corporation. References herein to “junior subordinated debentures” mean junior subordinated debentures issued by Mellon Financial Corporation or Mellon Funding Corporation (guaranteed on a junior subordinated basis by Mellon Financial Corporation) to a trust in connection with the trust’s issuance of trust preferred securities.

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements do or may contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to hereafter as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to hereafter as the Exchange Act). These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made or incorporated in this prospectus and the prospectus supplements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus and any accompanying prospectus supplement might not occur. You should refer to our periodic and current reports filed with the SEC or to an applicable prospectus supplement for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

Statements in this prospectus and any prospectus supplement speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (Nos. 333-107400, 333-107400-01, 333-107400-02, 333-107400-03 and 333-107400-04) under the Securities Act relating to the securities offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.mellon.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the SEC’s public reference room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC’s public reference rooms in its offices in New York, New York and Chicago, Illinois.

Because our common stock is listed on the NYSE, you may also inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or (15d) of the Exchange Act:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2002.

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003.

•	Current reports on Form 8-K dated January 21, 2003, January 23, 2003, February 28, 2003, April 7, 2003, April 15, 2003, May 5, 2003, May 22, 2003, June 12, 2003, July 15, 2003, July 31, 2003 and August 7, 2003.

You may request a copy of these filings at no cost, by writing, telephoning or sending an email to us at the following address:

Mellon Financial Corporation

One Mellon Center, Room 4826

Pittsburgh, Pennsylvania 15258

Attention: Corporate Secretary

Telephone: (412) 234-5000

E-mail: Mellon 10-K/8-K@Mellon.com

MELLON FINANCIAL CORPORATION

Mellon Financial Corporation is a global financial services company incorporated under the laws of Pennsylvania in August 1971 and registered under the Federal Bank Holding Company Act of 1956, as amended. We are one of the world’s leading providers of financial services to corporations, institutions and high net worth individuals. For corporations and institutions, we provide asset management; asset servicing, including trust and custody, performance analytics, securities lending, foreign exchange, defined contribution and defined benefit services and fund administration; human resources consulting, outsourcing and administrative services; investor services; treasury services and capital markets services. For high net worth individuals, we provide private wealth management, private banking, mutual funds, separately managed accounts, annuities and brokerage accounts. At June 30, 2003, we had total assets of $38.9 billion, loans net of reserve for loan losses of $7.6 billion and total shareholders’ equity of $3.6 billion. Our net income for the six months ended June 30, 2003 was $336 million and included a charge for the cumulative effect of a change in accounting principle of $7 million after-tax. Net income for the year ended December 31, 2002 was $682 million.

Our asset management subsidiaries, which include The Dreyfus Corporation, Newton Investment Management, Founders Asset Management, LLC and Standish Mellon Asset Management Company LLC, as well as a number of additional investment management boutiques, provide investment products in many asset classes and investment styles. Dreyfus, headquartered in New York, New York, serves primarily as an investment adviser and manager of mutual funds. Newton is a leading U.K.-based investment manager that provides investment management services to institutional, private and retail clients. Founders, headquartered in Denver, Colorado, is a manager of growth-oriented equity mutual funds and other investment portfolios. Standish Mellon is a Boston-based provider of investment management services to institutional clients. We provide retirement and benefits consulting services through Buck Consultants, Inc., which is headquartered in New York, New York, comprehensive human resources outsourcing and benefit plan administration services through Mellon HR Solutions, LLC, which is headquartered in Fort Lee, New Jersey, and shareholder and security transfer services through Mellon Investor Services, LLC, which is headquartered in Ridgefield Park, New Jersey.

We were originally formed as a holding company for Mellon Bank, N.A., which has its executive offices in Pittsburgh, Pennsylvania. With its predecessors, Mellon Bank, N.A. has been in business since 1869. Our banking subsidiaries include Boston Safe Deposit and Trust Company, headquartered in Boston, Massachusetts, Mellon United National Bank, headquartered in Miami, Florida, Mellon Bank (DE) National Association, headquartered in Greenville, Delaware and Mellon 1st Business Bank, National Association, headquartered in Los Angeles, California, in addition to Mellon Bank. They engage in trust and custody activities, investment management services, commercial banking and various securities-related activities. The deposits of the banking subsidiaries are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

Because we are a holding company, our rights and the rights of our creditors, including the holders of debt securities and junior subordinated debentures, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Our principal executive office is located at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (telephone 412-234-5000).

MELLON FUNDING CORPORATION

Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial Corporation, is incorporated in Pennsylvania. It functions as a financing entity for the Parent Corporation and our subsidiaries by issuing commercial paper and other debt guaranteed by Mellon Financial Corporation. Financial data for Mellon Funding Corporation is combined with Mellon Financial Corporation and with Mellon Capital I and Mellon Capital II, special purpose statutory trusts formed by Mellon Financial Corporation for the sole purpose of issuing capital securities, and MIPA, LLC, a single member limited liability company wholly owned by Mellon Financial Corporation, created to hold and administer corporate owned life insurance, for financial reporting purposes due to the limited function of Mellon Funding Corporation and the unconditional guarantees by Mellon Financial Corporation of all of the obligations of Mellon Funding Corporation, Mellon Capital I, Mellon Capital II and MIPA, LLC.

THE TRUSTS

Each of the trusts is a statutory trust formed under Delaware law pursuant to a trust agreement between Mellon Financial Corporation, as depositor of each trust, and the Delaware trustee (as defined below), and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of each trust will be amended and restated in its entirety, substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part (each as so amended and restated, a trust agreement), prior to the issuance of trust preferred securities by the trust. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each trust exists for the exclusive purposes of:

•	issuing and selling trust preferred securities to investors and trust common securities to Mellon Financial Corporation (the trust preferred securities and trust common securities as to a particular trust are together referred to as such trust’s “trust securities”);

•	investing the gross proceeds of the securities in a series of corresponding junior subordinated debentures issued by Mellon Financial Corporation or Mellon Funding Corporation (guaranteed on a junior subordinated basis by Mellon Financial Corporation); and

•	engaging in only those activities necessary or incidental thereto (such as registering the transfer of the trust securities).

As a result, the corresponding junior subordinated debentures and the right to reimbursement of expenses under an expense agreement will be the only assets of the trust, and the payments under the junior subordinated debentures and expense agreement will be the only revenues of the trust. All of the trust common securities will be directly or indirectly owned by Mellon Financial Corporation. The trust common securities will rank equally with, and payments will be made pro rata with the trust preferred securities of the related trust, except that upon the occurrence and continuance of an event of default under the trust agreement resulting from an event of default under the junior subordinated indenture, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the related trust preferred securities. We will acquire trust common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust.

Each trust’s business and affairs will be conducted by its trustees, each appointed by Mellon Financial Corporation as holder of the related trust common securities. The trustees of each trust will be JPMorgan Chase Bank, as the property trustee, Chase Manhattan Bank USA, National Association, as the Delaware trustee, and two individual trustees, the administrative trustees, who are employees or officers of or affiliated with Mellon Financial Corporation. JPMorgan Chase Bank, as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. JPMorgan Chase Bank will also act as trustee under the guarantees and the junior subordinated indenture. See “Description of the Trust Securities Guarantees” and “Description of the Junior Subordinated Debentures.”

The holder of the trust common securities of each trust, or the holders of a majority in liquidation amount of the trust preferred securities of such trust if an event of default under the trust agreement has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for such trust. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the trust common securities, and in no event will the holders of trust preferred securities have such right.

Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 55 years, but may be terminated earlier as provided in the applicable trust agreement.

Mellon Financial Corporation will pay all fees and expenses related to the trusts and the offering of trust securities and will pay all ongoing costs, expenses and liabilities of each trust.

The principal executive office of each trust is c/o Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, Attention: Secretary, and its telephone number is (412) 234-5000.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges. Fixed charges represent interest expense, one-third (the proportion deemed representative of the interest factor) of net rental expense, and amortization of debt issue costs.

	Six Months Ended June 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Mellon Financial Corporation (Parent Corporation)	4.45	6.28	5.28	3.73	4.56	4.15	2.24
Mellon Financial Corporation and its subsidiaries
Excluding interest on deposits	4.16	3.75	3.99	2.54	3.14	3.04	2.95
Including interest on deposits	3.24	2.80	2.97	1.78	2.33	2.26	1.97

Parent corporation ratios include the accounts of Mellon Financial Corporation, Mellon Funding Corporation, Mellon Capital I, Mellon Capital II and MIPA, LLC. Here, earnings represent income before taxes from continuing operations, plus the fixed charges from continuing operations of Mellon Financial Corporation, but exclude equity in undistributed net income (loss) of subsidiaries. Consequently, these ratios vary with the payment of dividends by such subsidiaries.

In the ratios for Mellon Financial Corporation and its subsidiaries, earnings represent income before taxes from continuing operations and the cumulative effect of a change in accounting principle, plus fixed charges from continuing operations. We have presented these ratios both including and excluding interest on deposits in fixed charges from continuing operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes include working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of debt, including outstanding commercial paper and other short-term indebtedness, if any, redemption or repurchase of shares of our outstanding common stock, funding of possible acquisitions and satisfaction of other obligations.

REGULATORY CONSIDERATIONS

Mellon Funding Corporation’s source of funds to pay service on its debt is Mellon Financial Corporation and its subsidiaries. Mellon Financial Corporation is a legal entity separate and distinct from its bank and other subsidiaries. Its principal source of funds to make capital contributions or loans to Mellon Funding Corporation, to honor its guarantee of debt issued by Mellon Funding Corporation or of trust preferred securities issued by a trust, or to pay dividends on its own equity securities, is dividends and interest from its subsidiaries.

Various federal and state statutes and regulations limit the amount of dividends that may be paid to Mellon Financial Corporation by its bank subsidiaries without regulatory approval. Mellon Financial Corporation’s principal bank subsidiary, Mellon Bank, N.A., is a national bank. A national bank must obtain the prior approval of the Comptroller of the Currency to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank’s net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or to fund the retirement of any preferred stock. In addition, a national bank may pay dividends only to the extent of its undivided profits. Mellon Financial Corporation’s state-chartered bank subsidiary is also subject to dividend restrictions under applicable state law.

Under the foregoing dividend restrictions, Mellon Financial Corporation’s bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to June 30, 2003 of up to approximately $625 million of their retained earnings of approximately $1.640 billion at June 30, 2003, less any dividends declared and plus or minus net profits or losses, as defined, earned between July 1, 2003 and the date of any such dividend declaration. The payment of dividends is also limited by minimum capital requirements imposed on banks. Mellon Financial Corporation’s bank subsidiaries exceed these minimum requirements. Mellon Financial Corporation’s bank subsidiaries declared dividends of $311 million in the first six months of 2003, $908 million in 2002 and $770 million in 2001 (of which $296 million, $876 million and $739 million, respectively, were paid to Mellon Financial Corporation). Dividends paid to Mellon Financial Corporation by non-bank subsidiaries totaled $25 million in the first six months of 2003, $49 million in 2002 and $55 million in 2001. In addition, Mellon Financial Corporation’s non-bank subsidiaries returned $24 million of capital in the first six months of 2003. Mellon Financial Corporation’s bank subsidiaries returned $76 million of capital in 2002. Mellon Financial Corporation’s bank and non-bank subsidiaries returned $2.256 billion of capital in 2001.

DESCRIPTION OF DEBT SECURITIES OF MELLON FUNDING CORPORATION AND RELATED GUARANTEES OF MELLON FINANCIAL CORPORATION

The senior debt securities and related guarantees will be issued under an indenture dated as of May 21, 1988 (the “senior indenture”) between us and JPMorgan Chase Bank, as successor to The Chase Manhattan Bank, as senior trustee (referred to hereafter as JPMorgan Chase Bank), as supplemented by the first supplemental indenture dated as of November 29, 1990 and the second supplemental indenture dated as of June 12, 2000. The subordinated debt securities and related guarantees will be issued under an indenture dated as of June 12, 2000 (the “subordinated indenture”) between us and Bank One Trust Company, N.A., as subordinated trustee, as supplemented by the first supplemental indenture dated as of April 30, 2001. Each indenture is qualified under the Trust Indenture Act, and the terms of the debt securities will include those stated in the applicable indenture and those made part of the indenture by reference to the Trust Indenture Act. Each indenture is an exhibit to the registration statement that contains this prospectus.

This section of the prospectus summarizes the material terms of the senior indenture, the subordinated indenture, the senior debt securities and subordinated debt securities of Mellon Funding Corporation and the related guarantees of Mellon Financial Corporation to be offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the respective indentures, including the definitions of terms, and the Trust Indenture Act. The particular terms of the debt securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities. When we refer to the indenture, we mean both the senior and subordinated indenture unless we indicate otherwise. When we refer to the trustee, we mean both the senior trustee and the subordinated trustee unless we indicate otherwise.

This section of the prospectus does not address the junior subordinated debentures of Mellon Funding Corporation that may be issued to a trust or the related junior subordinated guarantees of Mellon Financial Corporation. See “Description of the Junior Subordinated Debentures.”

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount, and in one or more series. This section summarizes the terms of the debt securities that are common to all series, whether senior or subordinated. We may issue other senior debt securities or subordinated debt securities.

We may issue debt securities upon the satisfaction of conditions contained in the indentures. Most of the material financial and other specific terms of the debt securities of your series will be described in the prospectus supplement relating to your series, including:

•	the title of your series of debt securities;

•	any limit on the aggregate principal amount or initial offering price of your series of debt securities;

•	the date or dates on which your series of debt securities will mature;

•	the annual rate or rates (which may be fixed or variable) at which your series of debt securities will bear interest, if any, and the date or dates from which the interest, if any, will accrue;

•	the dates on which interest, if any, on your series of debt securities will be payable and the regular record dates for those interest payment dates;

•	the place where the principal and interest are payable;

•	the person to whom interest is payable if other than the registered holder on the record date;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at your option;

•	the date, if any, after which and the price or prices at which your series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

•	if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your series of debt securities will be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of your series of debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

•	any events of default in addition to those in the indenture;

•	any other covenant or warranty in addition to those in the indenture;

•	if debt securities are sold for one or more foreign currencies or foreign currency units, or principal, interest or premium are payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences and other information regarding the issue and currency or currency units;

•	the currency of payment of principal, premium, if any, and interest on your series of debt securities if other than in U.S. dollars;

•	any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your series of debt securities;

•	if the principal of and premium, if any, or interest on the series of debt securities are to be payable, at our or your election, in a coin or currency other than that in which the debt securities are to be payable, the coin or currency of payment, the period or periods within which, and the terms and conditions upon which the election may be made;

•	the applicability of the provisions described under “—Defeasance” on page 13;

•	whether any debt securities will be certificated securities or will be issued in the form of one or more global securities and the depositary for the global security or securities;

•	whether your series of debt securities are subordinated debt securities or senior debt securities;

•	if your series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•	if debt securities are sold bearing no interest or below market interest, known as original issue discount securities, the amount payable upon acceleration and special tax, accounting and other considerations;

•	the price or prices at which your series of debt securities will be issued; and

•	any other material terms of your series of debt securities.

The terms may vary from the terms described here. This summary is qualified by reference to the description of the terms of your series to be described in the prospectus supplement.

Prospective purchasers of debt securities should be aware that special federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Guarantees

Mellon Financial Corporation will unconditionally guarantee the punctual payment of the principal, any premium, any interest and any sinking fund payments on the debt securities when they become due from maturity, acceleration, redemption or otherwise. The guarantees of the senior debt securities rank equally with all other general credit obligations of Mellon Financial Corporation. The guarantees of the subordinated debt securities are subordinate to all senior debt of Mellon Financial Corporation.

Because Mellon Financial Corporation is a holding company, the rights of our creditors—including you if you hold debt securities and the guarantees are enforced—to share in distributions from any subsidiary will be subject to prior claims of that subsidiary’s creditors, including depositors if the subsidiary is a bank. Regulatory considerations also impact the transfer of funds from bank subsidiaries as we discuss in “—Regulatory Considerations.”

Events of Default

You will have special rights if an “event of default” occurs and is not cured. The events of default for the senior indenture are different than those for the subordinated indenture.

Senior Indenture.    The following are “events of default” under the senior indenture:

•	we do not pay the principal or premium on a senior debt security of that series when due;

•	we do not pay interest on a senior debt security of that series when due, which continues for 30 days;

•	we do not deposit any sinking fund payment for a senior debt security of that series when due;

•	default in the performance of the restrictive covenants contained in the senior indenture for the benefit of debt securities of that series, which continues for 60 days after we receive written notice that we are in breach from the trustee or the holders of at least 25% of the principal amount of outstanding debt securities;

•	Mellon Financial Corporation, Mellon Funding Corporation or Mellon Bank, N.A. files for bankruptcy, or certain other bankruptcy, insolvency or liquidation events occur as to any of them; and

•	any other default or event of default described in the prospectus supplement occurs.

The Subordinated Indenture.    Under the subordinated indenture, an “event of default” is limited to certain events involving the bankruptcy, insolvency or reorganization of Mellon Financial Corporation or Mellon Bank, N.A. The subordinated indenture does not define an “event of default” as including, or provide for rights of acceleration of the subordinated debt securities when:

•	an event of bankruptcy, insolvency or reorganization is of Mellon Funding Corporation alone; or

•	a default in payment of principal or interest or failure to perform covenants or agreements in the subordinated debt securities or subordinated indenture occurs.

Under the subordinated indenture, the term “default” means any of the following:

•	we do not pay the principal or any premium on a subordinated debt security on its due date;

•	we do not pay interest on a subordinated debt security within 30 days of its due date; and

•	we remain in breach of any covenant or warranty in the subordinated indenture for 60 days after we receive a notice stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series.

Remedies.    If an event of default occurs and is continuing for any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the securities of that series to be due and immediately payable. This notice must be in writing to Mellon Funding Corporation and Mellon Financial Corporation. This is called a “declaration of acceleration.” At any time after the trustee or the holders have accelerated any series of debt securities, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may cancel such acceleration if Mellon Funding Corporation or Mellon Financial Corporation has deposited monies on account of certain overdue amounts with the trustee.

If a default occurs under the subordinated indenture, the trustee can demand payment of amounts then due and payable on the affected series of subordinated debt securities and, in its discretion, proceed to enforce any covenant. Upon a default, the trustee may not act to accelerate the subordinated debt securities.

Except in cases of default, where a trustee has to act with a required standard of care, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture.

In general, before a holder may bypass the trustee and bring his own lawsuit or other formal legal action or take other steps to enforce his rights or protect his interests related to the debt securities, the following must occur:

•	that holder must previously give to the trustee written notice of an event of default, or in the case of the subordinated debt securities, a default has occurred and remains uncured;

•	the direct holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series also must have offered the trustee reasonable indemnity and made written request to the trustee to institute such proceeding as trustee;

•	the trustee must not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60-day period after receipt of the notice; and

•	the trustee must have failed to institute a proceeding within 60 days.

Any holder of a debt security, however, has the absolute right to institute suit for payment of money due on his security on or after the due dates for payment. Indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in such performance.

Merger and Similar Events

Mellon Financial Corporation and Mellon Funding Corporation are each generally permitted to consolidate or merge with or into another entity, and sell or lease all or substantially all of its assets to another entity. Both are also permitted to buy or lease substantially all of the assets of another entity. Either may take these actions provided that:

•	the resulting entity, if other than us, assumes all of our obligations on the debt securities under the indentures; and

•	the merger, sale of assets or other transaction must not cause an event of default under either indenture or a default under the subordinated indenture and none must have already occurred unless the merger or other transaction would cure the event of default or default.

Restrictive Covenants

The Senior Indenture Limits How We May Dispose of Voting Stock of Mellon Funding Corporation or Mellon Bank, N.A.    Under the senior indenture, Mellon Financial Corporation cannot assign, sell, grant a security interest in or otherwise dispose of any shares or rights to obtain shares with general voting power, other than directors’ qualifying shares, of Mellon Bank, N.A. or Mellon Funding Corporation. Also, we may not permit Mellon Bank, N.A. or Mellon Funding Corporation to issue any shares or rights to obtain shares with general voting power of Mellon Bank, N.A. or Mellon Funding Corporation. However, in the case of Mellon Bank, N.A., any of such transactions are permitted:

•	that are for fair market value on the date of action; and

•	where, after the transaction, Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank, N.A.

Subject to the merger provisions of the senior indenture, we cannot allow Mellon Bank, N.A. or Mellon Funding Corporation to merge or consolidate with another company or sell, grant a security interest in or lease substantially all of its assets unless, in the case of Mellon Bank, N.A.:

•	the transaction is for fair market value, unless to or with a company in which Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock; and

•	after the transaction, Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank, N.A.

The Subordinated Indenture Limits How We May Dispose of Voting Stock of Mellon Funding Corporation.    Under the subordinated indenture, Mellon Financial Corporation cannot, subject to the merger provisions, sell, assign, grant a security interest in or otherwise dispose of any shares or rights to obtain shares with general voting power of Mellon Funding Corporation. Mellon Financial Corporation cannot permit Mellon Funding Corporation to:

•	issue shares or securities convertible into shares with general voting power, except to us;

•	merge or consolidate with a person other than us; or

•	sell, assign, grant a security interest in or otherwise dispose of or lease substantially all of its assets.

Unless the prospectus supplement provides otherwise, the indentures contain no covenants specifically designed to protect you in the event of a highly leveraged transaction involving Mellon Financial Corporation, Mellon Funding Corporation or Mellon Bank, N.A.

Modification and Waiver

There are three types of changes we can make to the indentures and debt securities.

Changes Requiring Your Approval.    There are changes that cannot be made to your debt securities without your approval, as follows:

•	change the payment due date of the principal or interest on any debt security;

•	reduce any amounts due on a debt security;

•	reduce the principal amount, the amount payable on acceleration of the maturity after default, the interest rate or the redemption price for a debt security;

•	change the place or currency of payment on a debt security;

•	impair the right to sue for payment;

•	in the case of the subordinated securities, modify the subordination provisions in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture;

•	modify any other aspect of the provisions dealing with modification and waiver; or

•	modify the terms of the guarantees in a way that is adverse to you.

Changes Requiring a Vote.    The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by direct holders of debt securities of the particular series affected. A vote by direct holders owning 66 2/3% of the principal amount of the particular series would be required for us to obtain a waiver of all or part of the restrictive covenants described under “—Restrictive Covenants.” A vote by direct holders of a majority of the principal amount of the particular series may waive a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.    The third type of change does not require any approval by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of debt securities. Nor do we need any approval to make any change that affects only debt securities to be issued under each indenture after the changes take effect.

We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

Legal Ownership of Debt Securities

We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as “holders” of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in the debt securities that are not registered in their own name as indirect holders. As discussed under the heading “Global Securities,” indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

Additional Mechanics

Form, Exchange and Transfer.    Unless otherwise indicated in the prospectus supplement, the debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and any integral multiple of $1,000.

You may have your debt securities broken into more debt securities of permitted smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

The entity performing the role of maintaining the list of registered direct holders is called the “security registrar.” It will also perform exchanges and transfers. You may exchange or transfer debt securities at the office of the security registrar.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

When we designate a securities registrar, it will be named in the prospectus supplement according to the terms of the indenture. We have agreed to appoint an office or agency in New York City for you to transfer or exchange debt securities having New York as the place of payment.

Payment and Paying Agents.    We will pay interest, principal and any other money due on the debt securities at payment offices that we designate. These offices are called paying agents. You must make arrangements to have your payment picked up at that office. We may also choose to pay interest by mailing checks to the address specified in the security register.

We will pay interest to you if at the close of business on a particular day in advance of each due date for interest you are a direct holder, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest is called “accrued interest.”

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of three years after the amount is due to direct holders will be repaid to us. After that three-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Indirect holders should consult their banks or brokers for information on how they will receive payment.

Notices

Notices to be given to holders of a global security will be given only to the depository in accordance with its policies as described under “Global Securities.” Notices to be given to holders of debt securities not in global form will be sent by mail to the address of the holder appearing in the trustee’s records. Indirect holders should consult their banks or brokers for information on how they will receive notice.

Defeasance

We may choose to defease the securities in one of two ways as follows. If we do so choose, we will state that in the prospectus supplement.

Full Defeasance.    We may terminate or “defease” our obligations under the indentures of any series of debt securities, provided that certain conditions are met, including:

•	we must irrevocably deposit in trust for the benefit of all holders a combination of U.S. dollars or U.S. government obligations, specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates;

•	there must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on your security any differently than if we did not make the deposit and just repaid the security. Under current tax law you could recognize gain or loss; and

•	an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination and that if the securities are listed on the NYSE they will not be delisted.

If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. In the case of subordinated debt securities, you would also be released from the subordination provisions on the subordinated debt securities described under “—Subordination of the Subordinated Debt Securities.”

Covenant Defeasance.    Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay your debt security. In the case of subordinated debt securities, you would be released from the subordination provisions on your subordinated debt security described later. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for the benefit of the holders of the debt securities a combination of U.S. dollars and U.S. government obligations, specified in the applicable prospectus supplement, that will generate enough cash to make interest, principal and any other payments on the debt securities on their applicable due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations, and therefore they rank equally with all other unsecured and unsubordinated indebtedness of Mellon Funding Corporation. The guarantees of the senior debt securities rank equally with all other unsecured and unsubordinated indebtedness of Mellon Financial Corporation. The subordinated debt securities and related guarantees are subordinated to some of Mellon Funding Corporation’s and Mellon Financial Corporation’s existing and future debt and other liabilities. See “—Subordination of the Subordinated Debt Securities” for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

Subordination of the Subordinated Debt Securities

The subordinated debt securities are subordinated securities and, as a result, the payment of principal of, and any premium and interest on, the debt securities is subordinated in right of payment to the prior payment in full of all of the senior debt of Mellon Funding Corporation. The guarantees of the subordinated debt securities are subordinated in right of payment to the prior payment in full of all of Mellon Financial Corporation’s senior debt. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of subordinated debt securities and the guarantees will be entitled to receive any amounts on the subordinated debt securities and the guarantees. These circumstances include when we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding-up or reorganization of Mellon Financial Corporation or Mellon Funding Corporation.

In addition, we are not permitted to make payments of principal of, or any premium or interest on, the subordinated debt securities if we default in our obligation to make payments on senior debt and do not cure such default.

These subordination provisions mean that if we are insolvent, a direct holder of our senior debt may ultimately receive out of our assets more than a direct holder of the same amount of our subordinated debt securities, and a creditor of ours that is owed a specific amount may ultimately receive more than a direct holder of the same amount of subordinated debt securities.

“Senior debt” means the principal of, and any premium and interest on, all of our indebtedness, including indebtedness of others that we guarantee, whether such indebtedness exists now or is created, incurred or assumed by us after the date of this prospectus, that is for money we borrow or is evidenced by a note or similar instrument that we have given when we acquire any business, property or assets or that we owe as a lessee under leases that generally accepted accounting principles require us to capitalize on our balance sheet or leases made as part of any sale and leaseback transaction we engage in. Senior debt includes any senior debt securities. Senior debt also includes any amendment, renewal, replacement, extension, modification and refunding of any indebtedness that itself was senior debt. Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it does not rank senior in right of payment to the debt securities. Senior debt does not include the subordinated debt securities or the junior subordinated debentures.

At June 30, 2003, we owed a total of approximately $1.6 billion in principal amount of senior debt, without counting any accrued interest on that senior debt. The indenture does not limit the amount of senior debt we are permitted to have, and we may in the future incur additional senior debt.

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, a series of debt securities may be convertible or exchangeable into other debt securities or common stock, preferred stock or depositary shares. The specific terms on which any series may be so converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option or at our option, in which case the amount or number of securities the debt security holders would receive would be calculated at the time and manner described in the applicable prospectus supplement.

Regarding the Trustees

The trustee under either indenture will be named in the prospectus supplement. We and certain of our subsidiaries may conduct transactions with the trustees in the ordinary course of business and the trustees and their affiliates may conduct transactions with us and our subsidiaries.

Governing Law

Both indentures are, and the senior and subordinated debt securities will be, governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except that the rights, immunities, duties and liabilities of the trustee under the senior indenture are governed by the laws of the State of New York and of the trustee under the subordinated indenture are governed by the laws of the State of Illinois.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The trust preferred securities will be issued pursuant to the terms of an amended and restated trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

This section of the prospectus summarizes material terms of the trust preferred securities to be offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the respective trust agreement, including the definition of terms, and the Trust Indenture Act. The particular terms of the trust preferred securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities.

General

The trust agreement authorizes the trustees to issue the trust securities on behalf of the trust. The trust securities represent undivided beneficial interests in the assets of the trust. The trust preferred securities of an issue will entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the trust common securities. We will own, directly or indirectly, all of the trust common securities. The trust common securities rank equally, and payments will be made on a pro rata basis, with the trust preferred securities. However, if an event of default under a trust’s trust agreement occurs and is continuing, the rights of the holders of the trust common securities to receive payments will be subordinated to the rights of the holders of the trust preferred securities.

The trust agreement does not permit the trust to issue any securities other than the trust securities or to incur any indebtedness. Under the trust agreement, the property trustee will own the junior subordinated debentures purchased by the trust for the benefit of the holders of the trust securities. The junior subordinated debentures will be issued either by Mellon Financial Corporation or by Mellon Funding Corporation and guaranteed on a junior subordinated basis by Mellon Financial Corporation. Additionally, Mellon Financial Corporation will enter into guarantee agreements of the trust securities for the benefit of their holders. Each such guarantee agreement, each a “guarantee,” will be a guarantee on a junior subordinated basis with respect to the related trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust securities when the related trust does not have funds on hand available to make such payments. See “Descriptions of the Trust Securities Guarantees.”

Distributions

Distributions on the trust preferred securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on such dates as specified in the applicable prospectus supplement.

In the event that any date on which distributions are payable on the trust preferred securities is not a business day, then payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay, except that, if such business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a “distribution date.”

The amount of distributions payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of trust preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we may have the right to defer interest payments under the corresponding junior subordinated debentures owned by a trust and, if we exercise such deferral right, Mellon Financial Corporation will be restricted from making certain payments. See “Description of the Junior Subordinated Debentures—Option to Defer Interest Payments” and “—Restrictions on Certain Payments.” If we exercise our right to defer payment of interest on the corresponding junior subordinated debentures as to a trust, then distributions on the related trust securities will also be deferred.

The revenue of each trust available for distribution to holders of its trust preferred securities will be limited to payments under the corresponding junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its trust securities. See “Description of the Junior Subordinated Debentures—Corresponding Junior Subordinated Debentures.” If we do not make interest payments on such corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related trust preferred securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on the basis set forth under “Description of the Trust Securities Guarantees.”

Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the register of such trust on the relevant record dates, which, as long as the trust preferred securities remain in book-entry form, will be one business day prior to the relevant date of distribution. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each such payment will be made as described under “Global Securities.” In the event any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities shall be the date at least 15 days prior to the relevant distribution date, as specified in the applicable prospectus supplement.

Redemption or Exchange

Mandatory Redemption.    Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee shall apply the proceeds from such repayment or redemption to redeem a like amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding junior subordinated debentures. See “Description of the Junior Subordinated Debentures—Redemption.” If less than all of any series of corresponding junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related trust preferred securities and the trust common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debentures to be repaid or redeemed on a redemption date shall be allocated pro rata to the redemption of the related trust preferred securities and the trust common securities.

We will have the right to redeem any series of corresponding junior subordinated debentures:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•	at any time, in whole, but not in part, upon the occurrence of a tax event or capital treatment event, in any case subject to receipt of prior approval by the Federal Reserve (if required).

Tax Event or Capital Treatment Event Redemption.    If a tax event or capital treatment event in respect of a series of trust securities shall occur and be continuing, then within 90 days of such occurrence, we will have the right to redeem the corresponding junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of such trust preferred securities and trust common securities in whole, but not in part, at the redemption price. See “Description of the Junior Subordinated Debentures” for a description of our right to redeem the corresponding junior subordinated debentures, including the definitions of “tax event” and “capital treatment event”. In the event a tax event or capital treatment event in respect of a series of trust securities has occurred and is continuing and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of such trust preferred securities and trust common securities or to dissolve the related trust and cause the corresponding junior subordinated debentures to be distributed to holders of such trust preferred securities and trust common securities in exchange therefor upon liquidation of the trust as described below, such trust preferred securities will remain outstanding and additional sums as defined below may be payable on the corresponding junior subordinated debentures.

Distribution of Corresponding Junior Subordinated Debentures.    We have the right at any time to dissolve any trust and, after satisfaction of the liabilities of creditors of such trust as provided by applicable law, cause such corresponding junior subordinated debentures in respect of the trust preferred securities and trust common securities issued by such trust to be distributed to the holders of such related trust preferred securities and trust common securities in exchange for such trust securities. This may require the prior approval of the Federal Reserve Board.

“Like amount” means:

•	with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount (as defined below) equal to that portion of the principal amount of corresponding junior subordinated debentures to be contemporaneously redeemed in accordance with the junior subordinated indenture, allocated to the trust common securities and trust preferred securities pro rata based on the relative liquidation amounts of such classes and the proceeds of which will be used to pay the redemption price of such trust securities; and

•	with respect to a distribution of corresponding junior subordinated debentures to holders of any series of trust securities in exchange therefor in connection with a dissolution or liquidation of the related trust, corresponding junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such corresponding junior subordinated debentures would be distributed.

“Liquidation amount” means the stated amount of $25 per trust security, unless provided otherwise in the applicable prospectus supplement.

After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any series of trust preferred securities:

•	such series of trust preferred securities will no longer be deemed to be outstanding;

•	the depositary or its nominee, as the record holder of such series of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon such distribution; and

•	any certificates representing such series of trust preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of such series of trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such series of trust securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot assure you as to the market prices for the trust preferred securities or the corresponding junior subordinated debentures that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of a trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the corresponding junior subordinated debentures that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

Redemption Procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Trust Common Securities.”

If a trust gives a notice of redemption of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such trust preferred securities. See “Global Securities.” If such trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such trust preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such trust preferred securities.

Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds deposited as required, then upon the date of such deposit:

•	all rights of the holders of such trust preferred securities will cease, except the right of the holders of such trust preferred securities to receive the redemption price and any distribution payable in respect of such trust preferred securities on or prior to the redemption date, but without interest; and

•	such trust preferred securities will cease to be outstanding.

In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, and without any interest or any other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the relevant guarantee as described under “Description of the Trust Securities Guarantees,” distributions on such trust preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for such trust preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Payment of the redemption price on the trust preferred securities and any distribution of corresponding junior subordinated debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for such trust preferred securities on the relevant record date, which will be one business day prior to the relevant redemption or liquidation date. However, if any trust preferred securities are not in book-entry form, the relevant record date for such trust preferred securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

If less than all of the trust preferred securities and trust common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such trust preferred securities and trust common securities to be redeemed will be allocated pro rata to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular trust preferred securities to be redeemed on a pro rata basis not more than 60 days prior to the redemption date from the outstanding trust preferred securities not previously called for redemption, using any method that the property trustee deems fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities shall relate, in the case of any trust preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, each trust’s trust preferred securities and trust common securities, as applicable, shall be made pro rata based on the liquidation amount of such trust preferred securities and trust common securities. If, however, on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or redemption price of, any of the trust’s trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust’s outstanding trust preferred securities then called for redemption, has been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust’s trust preferred securities then due and payable.

In the case of any event of default under the applicable trust agreement resulting from a debenture event of default, we, as holder of such trust’s trust common securities, will be deemed to have waived any right to act with respect to any such event of default under the applicable trust agreement until the effect of all such events of default with respect to such trust preferred securities have been cured, waived or otherwise eliminated. Until all events of default under the applicable trust agreement with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of such trust preferred securities and not on our behalf, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

Pursuant to each trust agreement, each trust will automatically terminate upon expiration of its term and will terminate prior to the expiration of its term on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of the holder of the trust common securities;

•	the distribution of a like amount of the corresponding junior subordinated debentures to the holders of its trust securities, if we, as depositor, have given written direction to the property trustee to dissolve such trust, subject to our having received prior approval of the Federal Reserve, if required;

•	redemption of all of the trust’s trust preferred securities as described under “—Redemption or Exchange—Mandatory Redemption”; and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If an early termination occurs as described above, the trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such trust as provided by applicable law, to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. If the property trustee determines that such distribution is not practical, then the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of such trust as provided by applicable law, an amount equal to, in the case of holders of trust preferred securities, the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment (such amount being the liquidation distribution). If the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such trust on its trust preferred securities will be paid on a pro rata basis. The holder(s) of such trust’s trust common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its trust preferred securities, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities.

Events of Default; Notice

Any one of the following events constitutes an event of default under the trust agreement of a trust (a “trust event of default”) regardless of the reason for such event of default and whether it is voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•	the occurrence of a debenture event of default with respect to the corresponding junior subordinated debentures held by such trust (see “Description of the Junior Subordinated Debentures—Events of Default, Waiver and Notice”); or

•	the default in the payment of any distribution on any trust securities of such trust when such becomes due and payable, and continuation of such default for a period of 30 days; or

•	the default in the payment of any redemption price of any trust securities of such trust when such becomes due and payable; or

•	the default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such trust agreement, other than a covenant or warranty default, the performance of which or the breach of which is dealt with above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of the applicable trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of such trust’s trust preferred securities, the administrative trustees and to Mellon Financial Corporation, as depositor, unless such event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under each trust agreement.

If a debenture event of default with respect to the corresponding junior subordinated debentures held by a trust has occurred and is continuing, the trust preferred securities of such trust shall have a preference over such trust’s trust common securities as described above. See “—Subordination of Trust Common Securities” and “—Liquidation Distribution Upon Termination.” The existence of an event of default does not entitle the holders of trust preferred securities to accelerate the maturity of such securities.

Removal of Trustees

Unless a debenture event of default has occurred and is continuing, any trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Mellon Financial Corporation, as the holder of the trust common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the trust common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. If a debenture event of default has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below. A trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	such successor entity either:

•	expressly assumes all of the obligations of such trust with respect to the trust preferred securities, or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities, the “successor securities,” so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

•	the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization;

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the trust;

•	prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

•	such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect; and

•	following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	we or any permitted successor or assignee owns all of the trust common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of the Trust Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the trust preferred securities will have no voting rights.

We, the property trustee and the administrative trustees may amend each trust agreement without the consent of the holders of the trust preferred securities, unless such amendment will materially and adversely affect the interests of any holder of trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of such trust agreement; or

•	to modify, eliminate or add to any provisions of such trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust securities.

We and the trustees may amend each trust agreement with:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as the property trustee holds any corresponding junior subordinated debentures, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities of the related trust:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to such corresponding junior subordinated debentures;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debentures, where such consent shall be required.

If a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the corresponding trust preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities. The property trustee will notify each holder of the trust preferred securities of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in each trust agreement.

No vote or consent of the holders of trust preferred securities will be required for a trust to redeem and cancel its trust preferred securities in accordance with the applicable trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by Mellon Financial

Corporation or our affiliates or the trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments on the trust preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. If any trust’s trust preferred securities are not held by the depositary, such payments will be made by check mailed to the address of the holder as such address appears on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Mellon Financial Corporation. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and Mellon Financial Corporation. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and to Mellon Financial Corporation, to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their trust preferred securities after such trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties that are specifically set forth in each trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of trust preferred securities unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of trust preferred securities are entitled under such trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that no trust will be required to register as an investment company under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the related trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

Each trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES OF MELLON FINANCIAL

CORPORATION AND OF MELLON FUNDING CORPORATION (GUARANTEED ON A JUNIOR SUBORDINATED BASIS BY MELLON FINANCIAL CORPORATION)

The junior subordinated debentures may be issued by Mellon Financial Corporation under an indenture dated as of December 3, 1996 between Mellon Financial Corporation and JPMorgan Chase Bank, as trustee. This indenture is qualified under the Trust Indenture Act, and the terms of the junior subordinated debentures issued under this indenture will include those stated in the indenture and those made part of the junior subordinated debentures by reference to the Trust Indenture Act. This indenture is an exhibit to the registration statement that contains this prospectus.

Alternatively, the junior subordinated debentures may be issued by Mellon Funding Corporation and guaranteed by Mellon Financial Corporation on a junior subordinated basis under an indenture to be entered into among Mellon Funding Corporation, Mellon Financial Corporation and JPMorgan Chase Bank, as trustee. This indenture will be qualified under the Trust Indenture Act, and the terms of the junior subordinated debentures and junior subordinated guarantees issued under this indenture will include those stated in the indenture and those made part of the junior subordinated debentures by reference to the Trust Indenture Act. The form of this indenture is an exhibit to the registration statement that contains this prospectus.

As used in this section of the prospectus, unless the context indicates otherwise, the term “we” refers collectively to Mellon Funding Corporation and Mellon Financial Corporation and the term “junior subordinated indenture” refers collectively to the December 3, 1996 indenture and the indenture to be entered into as described above. The term “junior subordinated debentures” refers to the debentures issued by Mellon Financial Corporation or by Mellon Funding Corporation and guaranteed on a junior subordinated basis by Mellon Financial Corporation under the junior subordinated indenture. The term “debenture trustee” refers to the trustee under the junior subordinated indenture.

This section of the prospectus summarizes the material terms of the junior subordinated indenture and the junior subordinated debentures (and related junior subordinated guarantees, where applicable) to be offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the junior subordinated indenture, including the definitions of terms, and the Trust Indenture Act. The particular terms of the junior subordinated debentures offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities.

General

We will issue the junior subordinated debentures as unsecured debt. The junior subordinated debentures will be fully subordinated as set forth in the junior subordinated indenture. See “—Subordination.” Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures. Junior subordinated debentures of a series may be offered directly to investors or may, instead, be owned by a trust, the trust preferred securities of which are offered to investors, as provided in the applicable prospectus supplement. The junior subordinated indenture does not limit the aggregate principal amount of junior subordinated debentures which may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series. Except as otherwise provided in the applicable prospectus supplement, the junior subordinated indenture does not limit the incurrence or issuance by us of other secured or unsecured debt.

The prospectus supplement relating to the particular junior subordinated debentures being offered will describe the terms of those securities, which may include:

•	the title of the junior subordinated debentures and whether the obligor is Mellon Financial Corporation or Mellon Funding Corporation (with a junior subordinated guarantee by Mellon Financial Corporation);

•	any limit upon the aggregate principal amount of junior subordinated debentures;

•	the date or dates on which the principal of the junior subordinated debentures is payable or the method of determination thereof;

•	any fixed or variable interest rate or rates per annum;

•	any interest payment dates;

•	any provisions relating to the deferral of payment of any interest;

•	the record date for interest payable;

•	the place where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where the junior subordinated debentures may be presented for registration of transfer or exchange;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the denominations if other than $25;

•	whether the junior subordinated debentures are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	if other than the principal amount, the portion of the principal amount of the junior subordinated debentures payable upon acceleration of the maturity of the junior subordinated debentures;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the junior subordinated debentures;

•	any additions or changes to the junior subordinated indenture with respect to such junior subordinated debentures necessary to permit the issuance of the junior subordinated debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	the terms and conditions relating to the issuance of a temporary global security representing all of the junior subordinated debentures and the exchange of such temporary global security for definitive junior subordinated debentures;

•	whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities and the depositary for any such global securities;

•	the appointment of any paying agent or agents;

•	the terms and conditions of any obligation or right of Mellon Financial Corporation or a holder to convert or exchange the junior subordinated debentures into trust preferred securities; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable indenture.

Junior subordinated debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

If a prospectus supplement specifies that the junior subordinated debentures will be denominated in a currency or currency unit other than United States dollars, the prospectus supplement shall also specify the denomination in which the junior subordinated debentures will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on the junior subordinated debentures will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due, as well as certain United States federal income tax consequences and other information.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debentures, special United States federal income tax, accounting and other considerations will be described in the applicable prospectus supplement.

Denominations, Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, we will issue the junior subordinated debentures in registered form only, without coupons in denominations of $25 and any integral multiple thereof. Junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same issue and series, of any authorized denominations, of a like principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purposes. No service charge will be made for any transfer or exchange of the junior subordinated debentures. However, we or the debenture trustee may require a holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. We will appoint the debenture trustee as securities registrar under the junior subordinated indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar, initially designated by us with respect to any series of junior subordinated debentures, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment of such series. We may at any time designate additional transfer agents with respect to any series of junior subordinated debentures.

In the event of any redemption, neither we nor the debenture trustee will be required to:

•	issue, register the transfer of, or exchange, junior subordinated debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures of that series and ending at the close of business on the day of mailing of notice of redemption; or

•	transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal and any premium and interest on junior subordinated debentures (other than those in global form) at the office of the debenture trustee in the City of New York or at the office of any paying agent that we may designate from time to time.

However, at our option, we may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered addresses or by transfer to an account maintained by a holder of registered junior subordinated debentures, as specified in the securities register. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debentures are registered on the applicable record date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent, provided that we at all times maintain a paying agent in each place of payment for each series of junior subordinated debentures.

Any amounts deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of, any premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after such amounts have become due and payable shall, at our request, be repaid to us, and the holder of the junior subordinated debenture will be able to look only to us for payment, as a general unsecured creditor.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such series of junior subordinated debentures. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

Restrictions on Certain Payments

Mellon Financial Corporation covenants as to each series of junior subordinated debentures that if:

•	there has occurred any event which with giving notice would be an event of default with respect to the junior subordinated debentures of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	we shall be in default relating to our payment of any obligations under the guarantee; or

•	we shall have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and such period, or any extension of such period, is continuing;

then Mellon Financial Corporation may not and may not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally in all respects with or junior in interest to the junior subordinated debentures, or related junior subordinated guarantees, where applicable, of such series; or

•	make any guarantee payments with respect to any guarantees by Mellon Financial Corporation of the debt securities of any subsidiary if such guarantee ranks equally in all respects with or junior in interest to the junior subordinated debentures, or related junior subordinated guarantees, where applicable, of such series;

other than:

•	dividends or distributions in capital stock of Mellon Financial Corporation;

•	any declaration of a dividend in connection with implementing a stockholder rights plan, or redeeming or repurchasing any such rights;

•	payments under any guarantee with respect to the trust preferred securities; and

•	purchases of common stock related to the issuance of common stock or rights under any benefit plans for directors, officers or employees, or related to the issuance of common stock as consideration in an acquisition transaction that was entered into prior to the extension period.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, the junior subordinated debentures will not be subject to any sinking fund.

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Junior subordinated debentures in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debentures so redeemed will equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

Except as otherwise specified in the applicable prospectus supplement, if a tax event (as defined below) in respect of a series of junior subordinated debentures or capital treatment event (as defined below) in respect of a series of trust preferred securities to which a series of junior subordinated debentures corresponds shall occur and be continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem such series of junior subordinated debentures in whole, but not in part, at any time within 90 days following the occurrence of such tax event or capital treatment event, at a redemption price equal to 100% of the principal amount of such junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption, except as otherwise specified in the applicable prospectus supplement.

“Tax event” with respect to a trust means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of such trust preferred securities under the trust agreement, there is more than an insubstantial risk that:

•	such trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debentures;

•	interest payable by us on such series of corresponding junior subordinated debentures is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

•	such trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Capital treatment event” means our reasonable determination that, as a result of any amendment to, or change (including any proposed change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable trust preferred securities under the applicable trust agreement, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the applicable trust preferred securities as “Tier I Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to Mellon Financial Corporation.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such junior subordinated debentures or portions thereof called for redemption.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture provides that we may not consolidate with, or merge into, any other person or convey or transfer our properties and assets substantially as an entirety, and no other person may consolidate with, or merge into, or transfer its properties or assets substantially as an entirety to us unless:

•	in the case we merge into another person, the successor entity is organized in the United States and expressly assumes our obligations under the junior subordinated indenture;

•	after giving effect thereto, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the junior subordinated indenture;

•	such transaction is permitted under the related trust agreement and guarantee; and

•	certain other conditions as prescribed by the junior subordinated indenture are met.

Events of Default, Waiver and Notice

The junior subordinated indenture provides that if the following events have occurred and continue, the event constitutes an event of default relating to a series of the junior subordinated debentures:

•	failure for 30 days to pay any interest on any junior subordinated debentures of the series when due;

•	failure to pay any principal or premium, if any, on any junior subordinated debentures of the series when due, whether at maturity or upon redemption;

•	failure to observe or perform in any material respect, for 90 days after written notice from the trustee or the holders of at least 25% of the outstanding principal amount of the affected series, certain other covenants in respect of the junior subordinated debentures; and

•	certain events of bankruptcy, insolvency or reorganization of Mellon Financial Corporation.

The debenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately upon an event of default. If the holders of junior subordinated debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the related trust preferred securities shall have such right.

Under certain circumstances, the holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may annul the declaration and waive the default. If the holders of junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities will have such right.

The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may waive any default, except:

•	a default in payment of principal or interest (unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debenture trustee); or

•	a default in respect of a covenant or provision that under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture.

If the holders of junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the related trust preferred securities shall have such right.

The holders of a majority in principal amount of the junior subordinated debentures of any series affected will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee under the junior subordinated indenture.

If a debenture event of default has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the corresponding junior subordinated debentures, and any other amounts payable under the junior subordinated indenture, to be due and payable and to enforce its other rights as a creditor with respect to the corresponding junior subordinated debentures.

Modification of Junior Subordinated Indenture

From time to time, we and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, waive or supplement the junior subordinated indenture for specified purposes, including, among other things:

•	curing ambiguities, defects or inconsistencies without materially and adversely affecting the holders of the junior subordinated debentures or the related trust preferred securities; and

•	qualifying or maintaining the qualification of the junior subordinated indenture under the Trust Indenture Act.

We and the debenture trustee may make modifications and amendments to the indenture with the consent of the holders of a majority of the principal amount of the junior subordinated debentures at the time outstanding. Certain modifications require the consent of the holder of each outstanding junior subordinated debenture affected as follows:

•	change the stated maturity of any series, reduce the principal amount or reduce the rate or extend the time of payment of interest; or

•	reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the junior subordinated indenture.

In the case of the corresponding junior subordinated debentures, so long as any related trust preferred securities remain outstanding:

•	no modification may be made that adversely affects the holders of the related trust preferred securities in any material respect;

•	no termination of the junior subordinated indenture may occur;

•	no waiver of any event of default or compliance with any covenant will be effective without the prior consent of a majority in liquidation preference of outstanding related trust preferred securities of that trust; and

•	if the consent of the holder of each outstanding junior subordinated debenture is required, no modification shall be effective without the prior consent of each holder of related trust preferred securities.

In addition, we and the debenture trustee may execute, without the consent of any holder of junior subordinated debentures, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debentures.

Enforcement of Certain Rights by Holders of Trust Preferred Securities

If a debenture event of default with respect to a series of corresponding junior subordinated debentures has occurred and is continuing and such event of default is the result of our failure to pay interest or principal on the corresponding junior subordinated debentures when due, a holder of related trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the related trust preferred securities. We may not amend the junior subordinated indenture to remove this right without the prior written consent of the holders of all of the outstanding trust preferred securities of the applicable trust. If such right is removed, the applicable trust may become subject to reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set off any payment made by us to such holder of trust preferred securities in connection with any such direct action.

The holders of the trust preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph unless there has been an event of default under the applicable trust agreement. See “Description of the Trust Preferred Securities—Events of Default; Notice.”

Satisfaction and Discharge

The junior subordinated indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year of the date of deposit; or

•	are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption; and

•	we deposit with the debenture trustee funds in trust for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, including principal, interest (including any additional interest), and premium, if any, to the date of such deposit (in the case of securities which have become due and payable) or to the stated maturity or redemption date, as applicable;

then the junior subordinated indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the junior subordinated indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the junior subordinated indenture.

Conversion or Exchange

The junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into trust preferred securities, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of trust preferred securities or other securities to be received by the holders of junior subordinated debentures would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Guaranty by Mellon Financial Corporation of Junior Subordinated Debentures Issued by Mellon Funding Corporation

Mellon Financial Corporation will unconditionally guarantee the punctual payment of the principal, any interest and any sinking fund payments on any junior subordinated debentures issued by Mellon Funding Corporation when they become due from maturity, acceleration, redemption or otherwise. The guarantees of such junior subordinated debentures will be subordinate and junior in right of payment to all senior debt as defined below under “—Subordination.”

Subordination

The junior subordinated indenture contains a covenant by us that any junior subordinated debentures and related junior subordinated guarantees, where applicable, issued thereunder will be subordinate and junior in right of payment to all senior debt (as defined below) to the extent provided in the junior subordinated indenture. If we make any payment or distribution of our assets upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of and premium and interest, if any, on such senior debt before the holders of junior subordinated debentures or related junior subordinated guarantees, where applicable, will be entitled to receive or retain any payment in respect of the principal of, premium, if any, and interest, on the junior subordinated debentures or related junior subordinated guarantees, where applicable, or in the case of corresponding junior subordinated debentures or related junior subordinated guarantees, where applicable, before the property trustee, on behalf of the holders of trust securities, will be entitled to receive any payment in respect of the principal of, premium, if any, and interest on, the junior subordinated debentures or related junior subordinated guarantees, where applicable. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of Mellon Financial Corporation’s business.

In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of the junior subordinated debentures or related junior subordinated guarantees, where applicable, will be entitled to receive or retain any payment in respect of the principal of or premium or interest, if any, on the junior subordinated debentures or related junior subordinated guarantees, where applicable. However, the holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of Mellon Financial Corporation’s business.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures or related junior subordinated guarantees, where applicable, may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

“Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	every obligation of such person issued or assumed as the deferred purchase price of property or services other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person;

•	every obligation of such person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity forward contracts and similar arrangements; and

•	every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

“Senior debt” means the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Mellon Financial Corporation or Mellon Funding Corporation, as applicable, whether or not such claim for post-petition interest is allowed in such proceeding, on debt, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or junior subordinated gurantees, where applicable, or to other debt that is equal or subordinated to the junior subordinated debentures or junior subordinated gurantees, where applicable, other than:

•	any debt of Mellon Financial Corporation or Mellon Funding Corporation which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to Mellon Financial Corporation or Mellon Funding Corporation, respectively;

•	any debt of Mellon Financial Corporation or Mellon Funding Corporation to any of its subsidiaries;

•	any debt to any of our employees;

•	any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debentures and related junior subordinated gurantees, where applicable, as a result of the subordination provisions of the junior subordinated indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject; and

•	any other junior subordinated debentures.

The junior subordinated indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

The junior subordinated indenture provides that any of the subordination provisions described above that relate to any particular issue of junior subordinated debentures may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

The Debenture Trustee

The debenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured it.

Trust Expenses

Pursuant to the expense agreement, Mellon Financial Corporation, as holder of the trust common securities, will irrevocably and unconditionally agree with each trust that holds junior subordinated debentures that we will pay to such trust, and reimburse such trust for, the full amount of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any trust preferred securities or other similar interests in the trust the amounts due such holders under the terms of the trust preferred securities or such other similar interests, as the case may be. Such payment obligation will include any such costs, expenses or liabilities of the trust that are required by applicable law to be satisfied in connection with a termination of such trust.

Corresponding Junior Subordinated Debentures

We may issue one or more series of junior subordinated debentures under the junior subordinated indenture with terms corresponding to the terms of a series of related trust preferred securities. In each such instance, concurrently with the issuance of each trust’s trust preferred securities, the trust will invest the proceeds thereof and the consideration paid by us for the trust common securities in the series of corresponding junior subordinated debentures issued by us to such trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related trust preferred securities and the trust common securities of the trust and will rank equally with all other series of junior subordinated debentures. Holders of the related trust preferred securities for a series of corresponding junior subordinated debentures will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of debenture events of default as described under “—Modification of Junior Subordinated Indenture,” “—Events of Default, Waiver and Notice” and “—Enforcement of Certain Rights by Holders of Trust Preferred Securities.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event relating to a trust shall occur and be continuing, we may, at our option and subject to prior approval of the Federal Reserve (if required), redeem the corresponding junior subordinated debentures at any time within 90 days of the occurrence of such tax event, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such corresponding junior subordinated debentures are then redeemable at our option. Unless provided otherwise in the applicable prospectus supplement, the redemption price for any corresponding junior subordinated debentures shall be equal to 100% of the principal amount of such corresponding junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable trust is the holder of all the outstanding corresponding junior subordinated debentures of such series, the proceeds of any such redemption will be used by the trust to redeem the corresponding trust securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of such series for all interest periods terminating on or prior to the date of redemption.

We covenant in the junior subordinated indenture, as to each series of corresponding junior subordinated debentures, that if and so long as:

•	a trust is the holder of all such corresponding junior subordinated debentures;

•	a tax event in respect of such trust has occurred and is continuing; and

•	Mellon Financial Corporation has elected, and has not revoked such election, to pay additional sums (as defined below) in respect of such trust securities;

we will pay to such trust such additional sums. “Additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by a trust on the outstanding trust securities of the trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a tax event.

We will also covenant, as to each series of corresponding junior subordinated debentures:

•	to directly or indirectly maintain 100% ownership of the trust common securities of the trust unless a permitted successor succeeds to ownership of the trust common securities; and

•	not to voluntarily terminate, wind up or liquidate any trust, except:

•	in connection with a distribution of corresponding junior subordinated debentures to the holders of the trust preferred securities in exchange therefor upon liquidation of the trust; or

•	in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement, in either such case, if so specified in the applicable prospectus supplement upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies; and

•	to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Governing Law

The junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE TRUST SECURITIES GUARANTEES OF MELLON FINANCIAL CORPORATION

In connection with the issuance of trust preferred securities, Mellon Financial Corporation will execute and deliver a guarantee agreement (the “guarantee agreement”) with JPMorgan Chase Bank, as trustee (referred to in this section as the “guarantee trustee”). Each guarantee agreement will be qualified under the Trust Indenture Act, and the terms of Mellon Financial Corporation’s guarantee will include those stated in the guarantee agreement and those made part of the guarantee agreement by reference to the Trust Indenture Act. The form of guarantee agreement is an exhibit to the registration statement that contains this prospectus.

This section of the prospectus summarizes the material terms of the guarantee agreement and the guarantee of Mellon Financial Corporation thereunder covering the trust preferred securities offered by any prospectus supplement. It is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the guarantee agreement, including the definitions of terms, and the Trust Indenture Act. The particular terms of the guarantee covering trust preferred securities offered by any prospectus supplement will be described in the prospectus supplement relating to the offered securities.

General

We will irrevocably and unconditionally agree to pay in full on a junior subordinated basis, to the extent described, to the holders of the trust securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment, the following payments, which are referred to as guarantee payments:

•	any accumulated and unpaid distributions that are required to be paid on the trust securities, to the extent the trust has funds available for distributions;

•	the redemption price, to the extent the trust has funds available for redemptions, relating to any trust securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust securities in exchange therefore, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions on the trust securities to the date of payment; and

•	the amount of assets of the trust remaining available for distribution to holders of the trust securities after satisfaction of liabilities to creditors of such trust as required by law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of trust preferred securities or by causing the trust to pay such amounts to such holders.

Each guarantee will be an irrevocable guarantee on a junior subordinated basis of the related trust’s obligation under the trust preferred securities, but will apply only to the extent that such related trust has funds sufficient to make such payments and is not a guarantee of collection.

If we do not make interest payments on the corresponding junior subordinated debentures held by a trust, the trust will not pay distributions on the trust preferred securities and will not have funds available for such payments. Each guarantee will rank subordinate in right of payment to all senior debt of Mellon Financial Corporation. See “—Status of the Guarantees.” Except as otherwise provided in the applicable prospectus supplement, the trust securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt, including senior debt.

The trust securities guarantees, when taken together with our obligations under the junior subordinated debentures, the junior subordinated indenture, the applicable trust agreements and the applicable expense agreement, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust securities, will provide a full irrevocable and unconditional guarantee on a subordinated basis of payments due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the trust preferred securities. See “Relationship Among the Trust Preferred Securities, the Corresponding Junior Subordinated Debentures, the Expense Agreement and the Trust Securities Guarantees.”

Status of the Guarantees

Each trust securities guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all senior debt of Mellon Financial Corporation in the same manner as the junior subordinated debentures issued by Mellon Financial Corporation; and

•	equally with all other guarantees of trust securities issued by Mellon Financial Corporation.

Each trust securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. Each trust securities guarantee will be held for the benefit of the holders of the related trust securities and will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust securities of the corresponding junior subordinated debentures. None of the guarantees places a limit on the amount of additional senior debt that may be issued by Mellon Financial Corporation. Mellon Financial Corporation expects from time to time to incur additional indebtedness constituting senior debt.

Amendments and Assignment

A guarantee agreement may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding trust securities covered by such guarantee agreement. No vote will be required, however, for any changes that do not materially adversely affect the rights of holders of trust preferred securities. All guarantees and agreements contained in a guarantee agreement will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the trust securities then outstanding.

Termination of the Guarantee Agreements

Each guarantee agreement will terminate upon full payment of the redemption price of the related trust securities, upon distribution of the corresponding junior subordinated debentures to the holders of the related trust securities in exchange therefor or upon full payment of the amounts payable in liquidation of the related trust. Each guarantee agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust securities must restore payment of any sums paid under the trust securities or the guarantee agreement.

Events of Default

An event of default under each guarantee agreement will occur if we fail to perform any payment or other obligations under the guarantee agreement.

The holders of not less than a majority in liquidation amount of the related trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the trust preferred securities guarantee.

Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the related guarantee, without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants applicable under the trust preferred securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to a guarantee agreement, the guarantee trustee is required to perform only the duties that are specifically set forth in the guarantee agreement.

Following the occurrence of a default, the guarantee trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. If the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee agreement at the request of any holder of trust preferred securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates maintain certain accounts and other banking and business relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The guarantee agreements will be governed by and construed in accordance with the internal laws of the State of New York.

The Expense Agreement

Unless provided otherwise in the related prospectus supplement, under an expense agreement entered into in connection with each offering of trust preferred securities, Mellon Financial Corporation, as holder of the trust common securities, will irrevocably and unconditionally guarantee the full payment of any costs, expenses or liabilities of the related trust, other than obligations of the trust to pay to the holders of any trust preferred securities the amounts due to such holders. The expense agreement will be enforceable by third parties.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING

JUNIOR SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT AND THE

TRUST SECURITIES GUARANTEES

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the trust preferred securities (to the extent the trust has funds available for the payment of such distributions) are irrevocably guaranteed by Mellon Financial Corporation as and to the extent set forth under “Description of the Trust Securities Guarantees.” Taken together, Mellon Financial Corporation’s obligations under each series of corresponding junior subordinated debentures (or related guarantees if the junior subordinated debentures are issued by Mellon Funding Corporation), the junior subordinated indenture, the related trust agreement, the related expense agreement and the related guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the related trust preferred securities. If and to the extent that Mellon Funding Corporation or Mellon Financial Corporation does not make payments on any series of corresponding junior subordinated debentures, such trust will not pay distributions or other amounts due on the related trust preferred securities. The guarantee agreements do not cover payment of distributions when the related trust does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of a series of trust preferred securities is to institute a legal proceeding directly against Mellon Financial Corporation pursuant to the terms of the junior subordinated indenture for enforcement of payment of amounts equal to such distributions to such holder. The obligations of Mellon Financial Corporation under each guarantee agreement are subordinate and junior in right of payment to all senior debt of Mellon Financial Corporation (as that term is defined in the junior subordinated indenture).

Sufficiency of Payment

As long as payments of interest and other payments are made when due on the corresponding junior subordinated debentures, those payments will be sufficient to cover the distributions and payments due on the related trust preferred securities. This is due to the following factors:

•	the aggregate principal amount of corresponding junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related trust preferred securities and trust common securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of the trusts, other than those relating to the trust’s obligations to holders of its trust preferred securities; and

•	each trust agreement further provides that the trust may not engage in any activity that is not consistent with the limited purposes of the trust.

We have the right to set-off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

A holder of any related trust preferred securities may institute a legal proceeding directly against Mellon Financial Corporation to enforce its rights under the related guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.

A default or event of default under any senior debt (as that term is defined in the junior subordinated indenture) of Mellon Financial Corporation would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under or acceleration of senior debt of Mellon Financial Corporation, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debentures until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior subordinated indenture.

Limited Purpose of Trusts

Each trust’s trust preferred securities evidence a beneficial interest in such trust, and each trust exists for the sole purpose of issuing its trust preferred securities and trust common securities and investing the proceeds in corresponding junior subordinated debentures. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture is entitled to receive from Mellon Funding Corporation or Mellon Financial Corporation the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions from such trust (or a payment from us under the applicable guarantee agreement) if and to the extent such trust has funds available for the payment of such distributions. However, taken together, our obligations under each series of corresponding junior subordinated debentures, the junior subordinated indenture, the trust agreement, the expense agreement and the related guarantee agreement provide in the aggregate a full, irrevocable and unconditional guarantee on a junior subordinated basis of payments of distributions and other amounts due on the related trust preferred securities. See “—Full and Unconditional Guarantee.”

Rights Upon Termination

Upon any voluntary or involuntary termination, winding-up or liquidation of any trust involving the liquidation of the corresponding junior subordinated debentures, after satisfaction of liabilities to creditors of the trust, the holders of the related trust preferred securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. See “Description of the Trust Preferred Securities—Liquidation Distribution Upon Termination.” Upon any voluntary or involuntary liquidation or bankruptcy of Mellon Financial Corporation, the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor of Mellon Financial Corporation, subordinated in right of payment to all senior debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under each guarantee agreement and have agreed to pay for all costs, expenses and liabilities of each trust, other than the trust’s obligations to the holders of its trust preferred securities, the positions of a holder of such trust preferred securities and a holder of such corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF PREFERRED STOCK

This section of the prospectus contains a description of the general terms of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below.

Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to our Restated Articles of Incorporation, as amended, and the documents that will be filed with the SEC in connection with the offering of the series of preferred stock.

General

Our articles of incorporation permit our board of directors to authorize the issuance of up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. Our board of directors can divide the preferred stock into series and determine the designation and the rights and preferences of each series. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of our common stockholders. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the series designation of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	voting rights;

•	the price at which the preferred stock will be issued;

•	the annual dividend rate and the date or dates on which dividends will commence to accrue;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	the relative seniority and rank of the series with respect to other series then or thereafter issued;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares”; and

•	any other rights, preferences, privileges, limitations, options and restrictions and special or relative rights, if any, on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding-up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve Board.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option with prior Federal Reserve Board approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless:

•	the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock; or

•	the Federal Reserve determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law or in our articles of incorporation.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities,

•	any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series; and

•	any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Exchangeability

The holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Transfer Agent and Registrar

The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of preferred stock will be named in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and its duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Inspection of Books

Any record holder of depositary shares who has been a holder for at least six months or who holds at least five percent of our outstanding shares of capital stock will be entitled to inspect the transfer books relating to the depositary shares and the list of record holders of depositary shares upon certification to the depositary that the holder is acting in good faith and that the inspection is for a proper purpose.

DESCRIPTION OF COMMON STOCK

General

We have 800,000,000 shares of authorized common stock, $.50 par value per share, of which 430,615,692 shares were outstanding as of June 30, 2003. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on any outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors may provide with respect to any class or series of preferred stock that our board of directors may hereafter authorize. See “Description of Preferred Stock.” Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.

Shareholder Protection Rights Agreement

In 1996, Mellon Financial Corporation declared, payable October 31, 1996, a dividend of one right for each outstanding share of common stock, or shares issued thereafter prior to the occurrence of a triggering event, pursuant to a Shareholder Protection Rights Agreement. On October 19, 1999, Mellon Financial Corporation amended and restated the Agreement. Under the Amended and Restated Shareholder Protection Rights Agreement, a right may be exercised, under certain conditions, to purchase one one-hundredth of a share of participating preferred stock at an exercise price of $135, subject to adjustment.

The rights become exercisable under certain events including:

•	ten business days after a person commences an offer which, if consummated, would result in that person beneficially owning 15% or more of the outstanding shares of Mellon Financial Corporation common stock, with certain exceptions; or

•	the date that we announce that a person has become a beneficial owner of 15% or more of the outstanding shares of Mellon Financial Corporation, with certain exceptions.

The holders of the rights have no rights as shareholders, including the right to vote. The rights will not prevent a takeover of Mellon Financial Corporation but may cause substantial dilution of a person who acquires 15% or more of our common stock unless the rights are redeemed by the Board of Directors. The rights expire at the earlier of the:

•	exchange time—time at which the Board elects to exchange the outstanding rights for common stock as permitted under the Agreement;

•	redemption time—the time at which the Board elects to redeem the outstanding rights as permitted under the Agreement;

•	close of business on the tenth anniversary of the record time, October 31, 1996; and

•	immediately prior to the effective time of a consolidation, merger or share exchange of Mellon Financial Corporation into another corporation, or with another corporation in which Mellon Financial Corporation survives, in either case pursuant to an agreement entered into prior to the first date of a public announcement by Mellon Financial Corporation that a person has become the beneficial owner of 15% or more of the outstanding common stock of Mellon Financial Corporation, with certain exceptions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Description of Stock Purchase Contracts

We may issue stock purchase contracts, representing contracts obligating holders to purchase from or sell to us, or obligating us to purchase from or sell to the holders, a specified or variable number of shares of our common stock or preferred stock or depositary shares, as applicable, at a future date or dates. The price per share of common stock or preferred stock or per depositary share, as applicable, may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish. The stock purchase contracts may be issued separately or as part of units, which we refer to in this prospectus as stock purchase units. Units may consist of a stock purchase contract and beneficial interests in other securities described in this prospectus or of third parties, securing the holders’ obligations to purchase from or sell shares to us under the stock purchase contracts. These other securities may consist of junior subordinated debentures, preferred stock, common stock or depositary shares of Mellon Financial Corporation, debt securities or junior subordinated debentures of Mellon Funding Corporation and related guarantees of Mellon Financial Corporation, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock, preferred stock or depositary shares;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

•	whether the stock purchase contracts will be issued in fully registered or global form; and

•	any other terms of the stock purchase contracts.

Description of Stock Purchase Units

We may, from time to time, issue stock purchase units comprised of one or more of the other securities described in this prospectus in any combination. Stock purchase units may also include debt obligations of third parties, such as U.S. Treasury securities. Each stock purchase unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a stock purchase unit will have the rights and obligations of a holder of each included security. The unit agreement under which a stock purchase unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the stock purchase units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any stock purchase units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the relevant unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units that we will file with the SEC in connection with the offering of stock purchase units.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities;

•	preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock or preferred stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC.

The following is a summary of the depository arrangements applicable to such securities issued in global form and for which DTC acts as depositary. If there are any changes from this summary, they will appear in a prospectus supplement.

If any securities are to be issued in global form, you will not receive a paper certificate representing the securities you have purchased. Instead the Company will deposit with DTC or its custodian one or more fully-registered global certificates, a “global certificate” registered in the name of Cede & Co. (DTC’s nominee) for the book entry securities, representing in the aggregate the total number of a trust’s trust preferred securities,

Mellon Financial Corporation’s aggregate principal balance of junior subordinated debentures or other debt securities or Mellon Funding Corporation’s aggregate principal amount of junior subordinated debentures or other debt securities, or the total number of Mellon Financial Corporation’s warrants, stock purchase contracts or stock purchase units, respectively.

Since the global certificate is registered in the name of DTC or its nominee, DTC or its nominee is said to have legal or record ownership of the global certificate. Persons who buy interests in the global security by purchasing securities are said to own a beneficial interest in the global security.

Only institutions (sometimes referred to as “participants”) that have accounts with DTC or its nominee or persons that may hold interests through participants, such as individual members of the public, may own beneficial interests in a global certificate. Ownership of beneficial interests in a global certificate by participants will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee.

Ownership of beneficial interests in a global certificate by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant.

DTC has no knowledge of the actual beneficial owners of the book-entry securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchase the securities.

DTC alone is responsible for any aspect of its records, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global certificate or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

We have been advised by DTC that upon the issuance of a global certificate and the deposit of that global certificate with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective amounts represented by that global certificate to the accounts of its participants.

The Company will pay principal of, interest and premium (if any) on debt securities and payments to holders with respect to warrants, stock purchase contracts, stock purchase units, preferred stock and depositary shares represented by a global certificate registered in the name of or held by DTC or its nominee to the relevant trustee (or agent) who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment of principal, interest, premium (if any) or other distribution of underlying securities or other property to holders on a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

A global certificate is exchangeable for definitive securities (paper certificates) registered in the name of, and a transfer of a global certificate may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global certificate or if at any time DTC ceases to be registered under the Exchange Act;

•	we determine in our discretion that the global certificate shall be exchangeable for definitive securities in registered form; or

•	in the case of debt securities, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default with respect to the debt securities.

Any global certificate representing a debt security that is exchangeable pursuant to the preceding paragraph will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

Any global certificate representing a trust preferred security that is exchangeable pursuant to the first conditions listed above will be exchangeable in whole for definitive trust preferred securities in registered form, of like tenor and of an equal aggregate principal amount as the global certificate, in denominations specified in the applicable prospectus supplement (if other than $25.00 and integral multiples of $25.00). The definitive trust preferred securities will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

Any global certificate representing a warrant, stock purchase contract or stock purchase unit that is exchangeable pursuant to either of the first two conditions listed above will be exchangeable in whole for definitive warrants, stock purchase contracts or stock purchase units in registered form, of like tenor and of an equal aggregate stated amount as the global certificate, in denominations specified in the applicable prospectus supplement. The definitive warrants, stock purchase contracts or stock purchase units will be registered by the registrar in the name or names instructed by DTC. We expect that such instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global certificate.

DTC may discontinue providing its services as securities depositary with respect to any of the book-entry securities at any time by giving reasonable notice to the relevant trustee (or the relevant warrant agent, stock purchase contract agent or stock unit agent) and Mellon Financial Corporation. In the event that a successor securities depositary is not obtained, definitive debt security or trust preferred security (or definitive warrant, stock purchase contract or stock purchase unit) certificates representing such debt securities or trust preferred securities (or warrant, stock purchase contract or stock purchase unit) are required to be printed and delivered. Mellon Financial Corporation, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the applicable indenture, the holders of a majority in liquidation amount of trust preferred securities or aggregate principal amount of debt securities may determine to discontinue the system of book-entry through DTC. In any such event, definitive certificates for such trust preferred securities or debt securities will be printed and delivered.

Except as provided above, owners of the beneficial interests in a global certificate representing a debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of securities for any purpose under the indentures.

No global security shall be exchangeable except for another global certificate of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global security or the indentures.

Redemption notices will be sent to Cede & Co. as the registered holder of the book-entry securities. If less than all of a series of the debt securities or a trust’s trust securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Mellon Financial Corporation, Mellon Funding Corporation and the trusts believe to be accurate, but assume no responsibility for the accuracy thereof. None of Mellon Financial Corporation, Mellon Funding Corporation and the trusts has any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We and the trusts may sell securities:

•	to the public through a group of underwriters managed or co-managed by one or more underwriters, which may be affiliates; or

•	through one or more agents, which may be affiliates, or directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered. In compliance with guidelines of the National Association of Securities Dealers, Inc., referred to as the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

Mellon Financial Markets, LLC, a wholly owned subsidiary of Mellon Financial Corporation and an affiliate of Mellon Funding Corporation, may participate as an agent or an underwriter in offerings of securities. Mellon Financial Markets is a member of the National Association of Securities Dealers, Inc. Because of the relationship among Mellon Financial Markets, Mellon Funding Corporation and Mellon Financial Corporation, offerings of securities in which Mellon Financial Markets participates will be conducted in accordance with NASD Rule 2720.

Any offerings of trust preferred securities will be conducted in accordance with the provisions of Rule 2810 of the NASD Rules of Fair Conduct or any successor provisions.

Neither Mellon Financial Markets nor any other NASD member participating in an offering of these securities in which Mellon Financial Markets is acting as an underwriter, dealer or agent will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the applicable trust agreement and the creation of each trust will be passed upon for Mellon Financial Corporation and for the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to Mellon Financial Corporation and the trusts.

The validity of the securities to be issued under this prospectus, except for those matters with respect to the validity of the trust preferred securities passed upon by Richards, Layton & Finger, P.A., will be passed upon for us by Carl Krasik, Associate General Counsel and Secretary of Mellon Financial Corporation, One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258, and for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Mr. Krasik is a shareholder of Mellon Financial Corporation and holds options to purchase additional shares of Mellon Financial Corporation’s common stock. Sullivan & Cromwell LLP will rely on the opinion of Mr. Krasik as to all matters of Pennsylvania law. Sullivan & Cromwell LLP from time to time performs legal services for us.

EXPERTS

The audited consolidated financial statements of Mellon Financial Corporation and subsidiaries incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report with respect thereto, and are incorporated by reference herein and in the accompanying prospectus in reliance upon said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142. Subsequent audited consolidated financial statements of Mellon Financial Corporation and subsidiaries and the reports thereon of Mellon Financial Corporation’s independent public accountants also will be incorporated by reference in this prospectus and any accompanying prospectus supplement in reliance upon the authority of the firm providing such reports as experts in doing so to the extent said firm has audited those consolidated financial statements and consented to the use of their reports thereon.

$250,000,000

5.50% Subordinated Notes due 2018

PROSPECTUS SUPPLEMENT

November 3, 2003

Citigroup

Bear, Stearns & Co. Inc.

                                      Credit Suisse First Boston

                                                                                   JPMorgan

                                                                                               Mellon Financial Markets, LLC